UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.
ADE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid: $51,441

(2)	Form, Schedule or Registration Statement No.: S-4

(3)	Filing Party: KLA-Tencor Corporation

(4)	Date Filed: March 17, 2006
A filing fee of $51,441 was previously paid in connection with this transaction at the time of the filing identified above and is being used to offset the filing fee for this proxy statement in its entirety. The filing fee of $50,410 for this proxy statement was calculated pursuant to applicable rules and orders of the Commission and is equal to $107.00 per $1,000,000 of the proposed aggregate merger consideration of $471,121,982, which represents the product of 14,496,061 issued and outstanding shares of common stock and merger consideration of $32.50 per share.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
      The boards of directors of KLA-Tencor Corporation and ADE Corporation have approved a merger under which KLA-Tencor will acquire ADE.
      Pursuant to an amended and restated merger agreement entered into on May 26, 2006, South Acquisition Corporation, a wholly owned subsidiary of KLA-Tencor, will merge with and into ADE. Each share of ADE common stock will be converted into the right to receive $32.50 in cash (without interest).
      If the merger is completed, ADE will become a wholly owned subsidiary of KLA-Tencor. ADE common stock, which is currently traded on The Nasdaq National Market under the symbol “ADEX,” will be delisted. On June 13, 2006, the closing price of ADE common stock was $32.25 per share.
      We are asking stockholders of ADE to, among other things, consider and vote upon the approval of the merger proposal. The special meeting will be held on July 13, 2006, at 10:00 a.m., Eastern time, at ADE’s corporate headquarters located at 80 Wilson Way, Westwood, Massachusetts. ADE’s board of directors unanimously recommends that ADE stockholders vote “FOR” the merger proposal. KLA-Tencor and ADE cannot complete the merger unless ADE stockholders approve the merger proposal.
      Whether or not you plan to attend the special meeting in person, we urge you to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope to ensure that your shares will be represented at the special meeting. Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Since approval of the merger proposal requires the affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of ADE common stock, and failure to vote has the same effect as a vote against the proposal, your vote is very important regardless of the number of shares you own.
      This proxy statement provides you with detailed information about the special meeting and the merger proposal to be voted on. We urge you to read this material carefully and in its entirety.

Chris L. Koliopoulos, Ph.D.
President and Chief Executive Officer
ADE Corporation

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

      This proxy statement is dated June 14, 2006, and is first being mailed to ADE stockholders on or about June 16, 2006.

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 13, 2006
June 16, 2006
To our Stockholders:
      Notice is hereby given that a Special Meeting of Stockholders of ADE Corporation, a Massachusetts corporation, will be held on July 13, 2006 at 10:00 a.m., Eastern time, at ADE’s corporate headquarters located at 80 Wilson Way, Westwood, Massachusetts for the purpose of considering and voting on the following matters:

1. To approve the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 2006, among KLA-Tencor Corporation, ADE and South Acquisition Corporation, a copy of which is attached as Annex A to this proxy statement;

2. To permit ADE’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the ADE merger proposal; and

3. To act upon such other matters as may properly come before the special meeting.
      The proposals listed above are described in this proxy statement which you are urged to read carefully and in its entirety. As of the date of this notice, ADE’s board of directors knows of no other business to be conducted at the special meeting.
      ADE’s board of directors unanimously recommends that ADE stockholders vote “FOR” each of the foregoing proposals.
      ADE’s board of directors has fixed the close of business on May 30, 2006 as the record date for the determination of ADE stockholders entitled to notice of, and to vote at, the special meeting and any continuation, adjournment or postponement of the special meeting. During the period beginning on June 20, 2006 through the time of the special meeting, ADE will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Westwood, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder or its representative who is present. All persons wishing to be admitted to the special meeting must present photo identification. Please also note that if you hold your shares in “street name” through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the record date and check in at the registration desk at the special meeting.

By Order of the Board of Directors

William A. Levine
Clerk
THE APPROVAL OF THE MERGER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST 66 2/3% OF THE OUTSTANDING SHARES OF ADE COMMON STOCK. YOUR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE OR BY ATTENDING THE SPECIAL MEETING OF ADE STOCKHOLDERS IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors of ADE is soliciting your proxy to vote at a special meeting of ADE stockholders. You may submit a proxy if you complete, date, sign and return the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting to have your shares voted at the special meeting. We intend to mail this proxy statement and the enclosed proxy card on or about June 16, 2006 to all stockholders of record of ADE entitled to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on July 13, 2006 at ADE’s headquarters at 80 Wilson Way, Westwood, Massachusetts 02090 at 10:00 a.m., Eastern time.

Q:	Why is my vote important?

A:	Approval of the merger proposal requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of ADE common stock. Accordingly, a failure to return your proxy card or vote in person at the special meeting will have the same effect as a vote against the merger proposal.

Q:	What am I voting on?

A.	There are two matters scheduled for a vote:

• Approval of the merger proposal, as described in “The Proposed Merger” beginning on page 9.

• Approval of a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

In addition, you are entitled to vote on any other matters that are properly brought before the special meeting.

Q:	What are the recommendations of the ADE Board of Directors?

A:	The ADE Board of Directors:

• Recommends a vote “FOR” the approval of the merger proposal.

• Recommends a vote “FOR” the approval of a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger proposal.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In order to assure that your vote is obtained, please vote your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person. If you have received multiple proxy cards, your shares may be registered in more than one account, such as brokerage accounts or employee stock purchase plan accounts. It is important that you complete, sign, date and return each proxy card that you receive.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on the approval of the merger proposal by ADE stockholders. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the special meeting, but it will otherwise have the same effect as a vote against the approval of the merger proposal.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in any of three ways:

• timely delivery of a valid, later-dated proxy;

• written notice to ADE’s Clerk before the special meeting that you have revoked your proxy; or

• voting by ballot at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	Under Massachusetts law, ADE stockholders are not entitled to exercise dissenters’ or appraisal rights in connection with the merger.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your ADE stock certificates to KLA-Tencor’s exchange agent in order to receive the merger consideration to which you are entitled as a result of the merger. You should use the letter of transmittal to exchange your ADE stock certificates for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the merger to be completed?

A:	KLA-Tencor and ADE are working to complete the merger as soon as practicable, and expect that it will be completed by early in the third calendar quarter of 2006. However, it is possible that factors outside the control of both companies could result in the merger being completed at a later time.
WHO CAN HELP ANSWER YOUR QUESTIONS
      If you have additional questions about the merger, you should contact:
ADE Corporation
80 Wilson Way
Westwood, Massachusetts 02090
Attention: Chief Financial Officer
Phone Number: (781) 467-3500
or
The Altman Group, Inc.
1200 Wall Street West
3rd Floor
Lyndhurst, New Jersey 07071
Holders: (800) 581-5204
Banks/Brokers: (201) 806-7300

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement and the documents referred to herein. See “Where You Can Find More Information” beginning on page 46.
The Merger (see page 9)
      Under the terms of the proposed merger, South Acquisition Corporation, or South, a wholly owned subsidiary of KLA-Tencor formed for the purpose of the merger, will be merged with and into ADE. As a result, ADE will continue as the surviving corporation and will become a wholly owned subsidiary of KLA-Tencor upon completion of the merger. Accordingly, ADE shares will no longer be publicly traded.
      The Amended and Restated Agreement and Plan of Merger, dated as of May 26, 2006, among KLA-Tencor, ADE and South, which we generally refer to as the merger agreement, is attached as Annex A to this proxy statement. Please read the merger agreement carefully and fully, as it is the legal document that governs the merger. For a summary of the merger agreement, see “The Merger Agreement” beginning on page 32.
What ADE Stockholders Will Receive in the Merger (see page 32)
      ADE stockholders will receive $32.50 in cash (without interest) for each share of ADE common stock they hold.
Recommendation to ADE’s Stockholders (see page 16)
      ADE’s board of directors believes the merger is advisable and fair to you and in your best interests and recommends that you vote “FOR” the merger proposal. When you consider the board of directors’ recommendation of the merger, you should be aware that ADE’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “Interests of Certain Persons in the Merger” beginning on page 28.
Reasons For and Factors Considered in Connection With the Merger (see page 16)
      ADE’s board of directors has unanimously approved the merger proposal. In reaching its decision to approve the merger proposal, ADE’s board of directors considered a number of factors. These factors are described in the section entitled “The Proposed Merger — Factors Considered by, and Recommendation of, the Board of Directors of ADE” beginning on page 16.
ADE Stockholder Vote Required (see page 43)
      Approval of the merger proposal requires the affirmative vote of the holders of at least 66 2/3 % of all outstanding shares of ADE common stock entitled to vote at the special meeting.
Treatment of ADE Stock Options (see page 32)
      The merger agreement provides that, at the effective time of the merger:

•	Except as set forth under the next bullet point, each ADE stock option outstanding under any stock option or compensation plan, agreement or arrangement of ADE which remains outstanding at the effective time of the merger will be converted into an option to purchase, on substantially the same terms and conditions previously applicable, KLA-Tencor common stock, except that the number of shares subject to the option will be multiplied by a fraction, the numerator of which is the per share merger consideration of $32.50, and the denominator of which is the average closing price of KLA-Tencor common stock on The Nasdaq National Market over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs, or the option exchange ratio (such product to be rounded down to the nearest whole share), and the per share exercise price of the option after the merger will be equal to the per share exercise price before the merger divided by the option exchange ratio. Under pre-existing agreements, the vesting of certain employees’ options will accelerate upon completion of the merger. See “Interests of Certain Persons in the Merger” beginning on page 28; and

•	Each ADE stock option held by a non-employee director (or former director) of ADE outstanding at the effective time of the merger will be canceled, and ADE will pay each holder for each such option an amount of cash equal to the product of (1) the excess, if any, of (A) $32.50 over (B) the exercise price of each such stock option by (2) the number of shares of ADE common stock that could have been purchased (assuming full vesting of all options) had such option been exercised in full immediately prior to the effective time of the merger.

Conditions to the Merger (see page 38)
      The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	the approval of the merger proposal by ADE’s stockholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act (which has already occurred);

•	the absence of any applicable law or proceeding that would prohibit the consummation of the merger;

•	the absence of any event, change or development that has had or would reasonably be expected to have a material adverse effect on ADE;

•	the absence of any event, change or development that has had or would reasonably be expected to have a material adverse effect on KLA-Tencor’s ability to consummate the merger;

•	the accuracy, as of the closing, of the parties’ representations and warranties, except, in certain cases, for such inaccuracies as have not and would not reasonably be expected to have a material adverse effect; and

•	the performance in all material respects of all of the parties’ covenants under the merger agreement at or prior to the effective time of the merger.
Termination of Merger Agreement (see page 39)
      Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of KLA-Tencor and ADE;

•	by either party if:

•	the merger has not been completed by August 28, 2006, except that if, on August 28, 2006, all conditions to the completion of the merger have been satisfied or waived other than the condition relating to foreign antitrust approvals, ADE may extend such date by up to 75 days;

•	there exists any permanent legal prohibition against consummation of the merger;

•	the merger proposal is not approved by ADE’s stockholders at the special meeting; or

•	the other party has breached its representations, warranties, covenants or agreements under the merger agreement and such breach would cause the conditions to the nonbreaching party’s obligations to complete the merger not to be satisfied and be incapable of being satisfied by the end date.

•	by KLA-Tencor if:

•	ADE’s board of directors withdraws, modifies or changes its approval of the merger agreement and the transactions contemplated thereby or its recommendation of the merger to its stockholders;

•	ADE enters into, or publicly announces its intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal (as described on page 34); or

•	ADE willfully and materially breaches its obligations not to solicit acquisition proposals or other offers. See “The Merger Agreement — Covenants — No Solicitation” beginning on page 33.

•	by ADE if:

•	prior to receiving the approval of its stockholders, ADE’s board of directors authorizes ADE to terminate the merger agreement to enter into an agreement with respect to a superior proposal, except that ADE cannot terminate the merger agreement for this reason unless (1) ADE provides KLA-Tencor with three business days’ advance written notice of its intent to terminate the merger agreement to enter into an agreement with respect to a superior proposal, including the material terms and conditions of the superior proposal, (2) KLA- Tencor, within three business days of receiving such notice from ADE, does not make an offer that the board of directors of ADE determines, in good faith after consultation with its financial advisors, is at least as favorable to the ADE stockholders as the transaction as set forth in such written notice and (3) ADE pays KLA-Tencor the fee described in “The Merger Agreement — Termination Fee Payable by ADE” beginning on page 40 at or prior to such termination.
      Termination Fee Payable by ADE. ADE has agreed to pay KLA-Tencor a fee of $15 million if the merger agreement is terminated:

•	by KLA-Tencor if ADE’s board of directors withdraws, modifies or changes its approval of the merger agreement or its recommendation of the merger to its stockholders;

•	by KLA-Tencor if ADE enters into, or publicly announces its intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal;

•	by KLA-Tencor if ADE has willfully and materially breached its obligations not to solicit acquisition proposals or other offers;

•	by ADE if at any time prior to receiving the approval of the merger proposal by ADE’s stockholders, ADE enters into a definitive agreement with respect to a superior proposal by a third party;

•	by KLA-Tencor or ADE following the failure of the merger to be completed by the end date, provided that prior to the end date, an acquisition proposal was made with respect to ADE and within 12 months following the termination of the merger agreement, ADE consummates an alternative business combination; or

•	by KLA-Tencor or ADE following the failure by ADE’s stockholders to approve the merger proposal at the special meeting, provided that prior to the special meeting, an acquisition proposal was made with respect to ADE and within 12 months following the termination of the merger agreement, ADE consummates an alternative business combination.
      Expense Reimbursement by KLA-Tencor. KLA-Tencor has agreed to reimburse up to $2 million of ADE’s expenses relating to the merger agreement if the merger agreement is terminated as a result of any one of certain conditions to ADE’s obligation to complete the merger not having been satisfied.
Regulatory Approvals (see page 26)
      Under the HSR Act, the merger cannot be completed until the companies have made required notifications, provided certain information and materials to the Federal Trade Commission, or the FTC,

and to the Antitrust Division of the United States Department of Justice, or the Antitrust Division, and specified waiting period requirements have expired. On May 10, 2006, the Antitrust Division staff informed KLA-Tencor and ADE that the Antitrust Division granted early termination of the waiting period effective as of such date.
      KLA-Tencor and ADE also conduct operations in a number of foreign countries. In connection with completion of the merger, KLA-Tencor and ADE have identified foreign jurisdictions that will require the filing of information with, or the obtaining of approval of, governmental authorities in those countries. KLA-Tencor and ADE have made such filings and intend to obtain those approvals.
Opinion of ADE’s Financial Advisor (see page 18)
      In connection with the ADE board’s evaluation of the proposed merger, ADE’s financial advisor, RBC Capital Markets Corporation, or RBC, rendered a written opinion to the ADE board on May 25, 2006 that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $32.50 in cash (without interest) per share of ADE common stock was fair, from a financial point of view, to ADE stockholders. The full text of RBC’s written opinion, dated May 25, 2006, is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on, the review undertaken. RBC’s opinion is addressed to ADE’s board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. See “The Proposed Merger — Opinion of ADE’s Financial Advisor” beginning on page 18.
Material U.S. Federal Income Tax Consequences (see page 25)
      The conversion of shares of ADE common stock into cash pursuant to the merger agreement is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws.
      Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.
Legal Proceeding Relating to the Merger (see page 27)
      On June 7, 2006, a purported stockholder of ADE filed a complaint in Massachusetts Superior Court, Norfolk County, against ADE, each of ADE’s directors, KLA-Tencor and South with respect to certain aspects of the merger. See “The Proposed Merger — Legal Proceeding Relating to the Merger” on page 27. Although the ultimate outcome of this matter cannot be determined with certainty, ADE believes that the complaint is completely without merit and it and the other defendants intend to vigorously defend this lawsuit.
Interests of Certain Persons in the Merger (see page 28)
      When considering the recommendation of ADE’s board of directors to vote in favor of the merger proposal, ADE stockholders should be aware that the directors and executive officers of ADE have agreements or arrangements that provide them with interests in the merger that may be different from, or in addition to, the interests of ADE stockholders. These interests include the benefits described in “Interests of Certain Persons in the Merger” beginning on page 28.

FORWARD-LOOKING STATEMENTS
      ADE has made forward-looking statements in this proxy statement that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of ADE’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of ADE. Forward-looking statements specifically include, without limitation, information in this proxy statement regarding: the strengths of the combined company; revenue and profit; earnings per share; growth; the economy; future economic performance; conditions to, and the timetable for, completing the merger; litigation related to the merger, including the anticipated results of the recently filed stockholder class action; the legality of the merger; management’s plans; taxes; and merger-related expenses.
      The sections in this proxy statement that have forward-looking statements include “Questions and Answers About the Merger,” “Summary,” “The Proposed Merger — Background of the Merger,” “The Proposed Merger — Factors Considered by, and Recommendation of, the Board of Directors of ADE,” “The Proposed Merger — Opinion of ADE’s Financial Advisor,” “The Proposed Merger — Legal Proceeding Relating to the Merger” and “Interests of Certain Persons in the Merger”. Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. ADE claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.
      Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement, could affect the future results of ADE, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	the ability to manage and maintain key customer relationships;

•	the ability to maintain supply of key components and manage manufacturing requirements;

•	the ability to successfully manage regulatory, tax and legal matters (including intellectual property matters);

•	materially adverse changes in industry conditions generally or in the markets served by ADE;

•	the ability to successfully implement new systems;

•	the ability to develop and implement new technologies and introduce new products;

•	customers’ acceptance and adoption of new products and technologies;

•	the strength or weakness of the semiconductor, data storage and device markets;

•	global economic uncertainty and worldwide political instability;

•	wafer pricing and wafer demand;

•	the results of product development efforts and the success of product offerings to meet customer needs within the timeframe required by customers;

•	the fact that the recently filed stockholder class action is in its preliminary stages and it is impossible to predict the outcome or the length of time it will take to resolve the action; and

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger.

THE PARTIES TO THE MERGER
      ADE is a Massachusetts corporation with executive offices located at 80 Wilson Way, Westwood, Massachusetts 02090. Its telephone number is (781) 467-3500. ADE is engaged in the design, manufacture, marketing and service of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. Its systems analyze and report product quality at critical manufacturing process steps, sort wafers and disks, and provide manufacturers with quality certification data upon which they rely to manage processes and accept incoming material. Semiconductor wafer, device, magnetic data storage and optics manufacturers use its systems to improve yield and capital productivity.
      KLA-Tencor is a Delaware corporation whose address is 160 Rio Robles, San Jose, California 95134. Its telephone number is (408) 875-3000. KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Its comprehensive portfolio of products, software, analysis, services and expertise is designed to help integrated circuit manufacturers manage yield throughout the entire fabrication process from research and development to final mass-production yield analysis.
      South is a wholly-owned subsidiary of KLA-Tencor whose address is c/o KLA-Tencor Corporation, 160 Rio Robles, San Jose, California 95134. Its telephone number is (408) 875-3000. South was formed solely for the purpose of facilitating KLA-Tencor’s acquisition of ADE.
      Except where indicated otherwise, as used in this proxy statement, “KLA-Tencor” refers to KLA-Tencor Corporation and its consolidated subsidiaries, and “ADE” refers to ADE Corporation and its consolidated subsidiaries.

THE PROPOSED MERGER
General
      The ADE board of directors is using this proxy statement to solicit proxies from the holders of ADE common stock for use at the special meeting.
      At the special meeting, holders of ADE common stock will be asked to vote upon a merger proposal and a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal.
      As discussed below, KLA-Tencor, ADE and South originally executed an Agreement and Plan of Merger on February 22, 2006, which was amended and restated as of May 26, 2006. Within this proxy statement, references to the merger agreement are generally references to the Amended and Restated Merger Agreement dated as of May 26, 2006, among KLA-Tencor, ADE and South, unless the context otherwise requires.
Background of the Merger
      ADE continually evaluates strategic opportunities within the semiconductor metrology and inspection equipment industry to strengthen its business and to deliver long-term value to its stockholders. During the past several years, senior management and the board of ADE have regularly reviewed the company’s strategic growth objectives and means of achieving those objectives, including potential strategic initiatives and various business combinations. In particular, ADE’s senior management and board have focused on ADE’s long-term ability to compete successfully in the semiconductor metrology and inspection equipment industry. As part of ADE’s strategic review of opportunities, it has considered, from time to time, possible business combinations consistent with its long-term strategy of (1) increasing the size and diversification of its operations, (2) becoming an increasingly broader provider of metrology and inspection equipment, as well as other equipment, to the bare wafer and semiconductor device industry and (3) leveraging ADE’s history of operational excellence.
      In early July 2005, Mr. John Kispert, currently KLA-Tencor’s President and Chief Operating Officer, contacted Mr. Brian James, ADE’s Chief Financial Officer, to suggest meeting later that month in San Francisco at Semicon West 2005, an annual exposition for semiconductor and related microelectronics manufacturing. ADE’s management was familiar with KLA-Tencor’s products and industry reputation. In addition, patent infringement litigation in the United States District Court in Delaware had arisen between the two companies in 2000 and had been settled in early 2005.
      At Semicon West 2005, Dr. Chris Koliopoulos, ADE’s President and Chief Executive Officer, Mr. James, Mr. Kispert and Mr. Ken Schroeder, then KLA-Tencor’s Chief Executive Officer and now a Senior Advisor to KLA-Tencor, held a meeting at which KLA-Tencor expressed its interest in a potential business combination with ADE. Mr. James and Dr. Koliopoulos informed members of ADE’s board on an individual basis that KLA-Tencor had approached ADE regarding a potential business combination.
      On July 13, 2005, Mr. Kispert telephoned Mr. James and stated that a member of KLA-Tencor’s senior management would be contacting ADE with a more detailed proposal for KLA-Tencor to acquire ADE.
      On August 9, 2005, Dr. Koliopoulos and Mr. Gary Bultman, KLA-Tencor’s Senior Vice President, Strategic Business Development, met in Tucson, Arizona to discuss further the possibility of a combination of the two companies. No specific terms of such a combination were discussed.
      On September 13, 2005, Dr. Koliopoulos, Mr. James, Mr. Jeffrey Hall, currently KLA-Tencor’s Chief Financial Officer, and Mr. Bultman held a meeting in Boston to discuss KLA-Tencor’s rationale for a proposed business combination with ADE.
      On September 21, 2005, following a regularly scheduled meeting of the ADE board, Mr. Bultman visited ADE’s office in Westwood, Massachusetts and met with Dr. Koliopoulos, Mr. James and the other members of ADE’s board. Mr. Bultman outlined the proposed terms of a possible transaction and presented his views of the general benefits and synergies that would result from a combination of the two companies. In conjunction with this meeting, also on September 21, 2005, Dr. Koliopoulos received by email a non-binding term sheet from Mr. Bultman for a potential business combination between ADE and KLA-Tencor. The term sheet reflected the following material terms:

•	a stock-for-stock transaction in which ADE stockholders would receive shares of KLA-Tencor common stock based on a value of $30.00 for each outstanding share of ADE common stock;

•	the transaction would be structured as a tax-free reorganization; and

•	voting agreements would be executed by each executive officer, director and principal stockholder of ADE.
      After internal ADE discussion among Mr. James and members of ADE’s board, Mr. James indicated to Mr. Bultman that ADE would be interested in holding negotiations if the transaction would be priced at $31.00 per share of ADE common stock rather than $30.00. After conferring with members of KLA-Tencor’s senior management, Mr. Bultman agreed to raise the offer price to $31.00 and negotiations between the two companies proceeded on this basis. On September 20, 2006, the closing price of ADE common stock was $22.07 per share.
      On September 22, 2005, Mr. Stuart Nichols, KLA-Tencor’s Vice President and General Counsel, presented an initial draft of a Non-Disclosure Agreement to Mr. James concerning commercially sensitive information to be exchanged between ADE and KLA-Tencor in the course of their discussions.
      On September 23, 2005, ADE and KLA-Tencor entered into the Non-Disclosure Agreement. This agreement contained “standstill” provisions under which KLA-Tencor agreed for a period of 12 months not to acquire any voting securities of ADE without prior approval of ADE. Also on September 23, Mr. James and Mr. Nichols began initial discussions regarding the terms of the proposed merger.
      On September 27, 2005, at a meeting of KLA-Tencor’s board of directors, Mr. Bultman updated the board on the status of the negotiations with ADE and the proposed key terms of the transaction.
      On September 29, 2005, KLA-Tencor and KLA-Tencor’s legal counsel, Davis Polk & Wardwell, or DPW, distributed an initial draft of a proposed merger agreement to ADE, and on September 30, 2005, KLA-Tencor distributed an initial due diligence request list to ADE.
      During late September and early October 2005, Mr. James and representatives of ADE’s legal counsel, Sullivan & Worcester LLP, or S&W, and members of KLA-Tencor’s senior management and representatives of DPW, negotiated the provisions of the initially proposed merger agreement. The parties discussed, among other things, an all-stock transaction in which ADE stockholders would receive shares of KLA-Tencor common stock valued at $31.00 for each of their shares of ADE common stock, subject to a “collar” which would provide that the exchange ratio would be fixed if KLA-Tencor’s average stock price during a pricing period prior to closing was 20% higher or lower than KLA-Tencor’s stock price at the signing of such merger agreement. Under the terms of the transaction then under discussion, if the average price was more than 20% lower than the signing price, ADE would have the option to convert the transaction into an all-cash transaction in which ADE stockholders would receive $31.00 in cash for each of their shares of ADE common stock or to terminate the merger agreement, subject in either case to the right of KLA-Tencor to “top up” the amount of stock issuable in the merger so that ADE stockholders would receive $31.00 in KLA-Tencor common stock per share of ADE common stock notwithstanding the “collar”. ADE also sought to limit the circumstances under which a material adverse change to ADE would give KLA-Tencor the ability to terminate the merger agreement. Although many merger agreement provisions remained unresolved, the most material was KLA-Tencor’s insistence on a package of limitations on ADE’s ability to enter into a merger transaction with a third party, including (1) a “force the vote” provision that would require ADE to submit the merger agreement to a vote of its stockholders even in the event that a third party made a superior merger proposal that the ADE board decided to recommend instead of the KLA-Tencor merger, (2) prohibitions on ADE’s ability to seek other offers to acquire ADE, (3) a requirement for ADE to pay a “break up” fee in the event ADE terminated the merger agreement in the event of a superior proposal and (4) limitations on the ability of the parties to the voting agreements to terminate those agreements. ADE insisted on a “fiduciary out”, or a right to terminate the merger agreement (and, similarly, the voting agreements) to accept a superior proposal made by a third party without any requirement prior to such termination that ADE hold a meeting of its stockholders to vote on the merger agreement.
      Throughout the remainder of October 2005, members of KLA-Tencor’s senior management and representatives of KLA-Tencor’s financial and legal advisors and members of ADE’s senior management and representatives of S&W held a series of telephonic discussions regarding the issues raised by the then proposed merger agreement.
      On October 4, 2005, ADE engaged RBC to act as its exclusive financial advisor to provide an opinion to ADE’s board with respect to the fairness, from a financial point of view, of the consideration to be received by ADE’s stockholders pursuant to a business combination with KLA-Tencor, if an agreement were reached. ADE decided to engage RBC based on ADE management’s prior discussions with RBC regarding RBC’s general experience in connection with merger transactions, its knowledge and experience in the semiconductor industry and its familiarity with ADE’s business, and RBC’s proposed services related to a possible business combination with KLA-Tencor, as well as past discussions by ADE with other potential financial advisors. During the negotiations regarding the merger, RBC did not recommend any specific exchange ratios discussed in negotiations between ADE and KLA-Tencor, as described in this section, before they were proposed in negotiations.
      On October 21, 2005, ADE’s board held a special meeting to discuss KLA-Tencor’s proposal, of which the directors had previously been informally informed. Representatives of S&W and RBC participated in the meeting. At this meeting, Dr. Koliopoulos and Mr. James reported on the status and progress of negotiations with members of KLA-Tencor’s senior management and on due diligence relating to the proposed transaction. Dr. Koliopoulos and Mr. James, together with representatives of S&W, summarized the structure of the proposed transaction and the negotiations with KLA-Tencor to date, and discussed open issues relating to the transaction, and S&W described the ADE board’s fiduciary duties under Massachusetts law. ADE’s board discussed the potential benefits of the transaction to ADE and its stockholders, including the expected synergies between ADE and KLA-Tencor, as well as their belief that there were only a limited number of other potential acquirors with the strengths, resources and potential of KLA-Tencor. Among other things, ADE’s board noted that the proposed transaction (1) provided ADE’s stockholders with a minimum “fixed-value” of $31.00 per share of ADE’s common stock since even if the average KLA-Tencor stock price during the pricing period prior to closing fell below the “collar” ADE could elect an all-cash transaction at $31.00 per share, (2) allowed ADE’s stockholders to continue their investment in the combined corporation and (3) contained a fairly narrow “material adverse change” clause, as compared to similar mergers and acquisitions transactions, which would limit KLA-Tencor’s ability to terminate the transaction after signing, but which was not as narrow as ADE wanted. The board also noted that KLA-Tencor was still insisting on the full package of restrictions on ADE’s ability to obtain and accept a superior offer. At this meeting, RBC also explained the process of preparing the analysis for and, if appropriate, rendering a fairness opinion. ADE’s board discussed the foregoing topics at length and authorized Dr. Koliopoulos and Mr. James to continue discussions with KLA-Tencor.
      Throughout the weeks of October 24, 2005 and November 1, 2005, representatives of KLA-Tencor, DPW and Credit Suisse, KLA-Tencor’s financial advisor, visited the data room at S&W’s Boston office at various times to conduct their due diligence investigations of ADE. In addition, during this time, members of senior management of ADE and KLA-Tencor and representatives of Credit Suisse, RBC, DPW and S&W held a series of telephonic meetings to discuss and answer questions about ADE’s and KLA-Tencor’s respective businesses.
      On November 8, 2005, at a special meeting of the ADE board, Dr. Koliopoulos and Mr. James updated the ADE directors on the negotiations with KLA-Tencor and on KLA-Tencor’s due diligence investigation of ADE. Following the update, representatives of S&W made a presentation to the board on the legal aspects of the transaction. After the presentation, the board engaged in an extensive discussion of the open issues outlined by ADE management and S&W. The board also discussed the current and future business of ADE in the event that the proposed transaction was not completed, as well as general conditions in the semiconductor industry and ADE’s prospects for growth and performance as a stand alone company.
      On November 10, 2005, Mr. Richard P. Wallace, currently KLA-Tencor’s Chief Executive Officer, Mr. Bultman and certain members of KLA-Tencor’s senior management met with Dr. Koliopoulos and Mr. James at the Boston office of S&W to discuss ADE’s historical financial information and otherwise conduct due diligence regarding ADE in preparation for a meeting with a subcommittee of the KLA-Tencor board.
      On November 14, 2005, Dr. Koliopoulos and Mr. James met with certain members of KLA-Tencor’s senior management, including Messrs. Schroeder, Hall and Wallace, and Mr. Kenneth Levy, chairman of KLA-Tencor’s board, at KLA-Tencor’s offices in San Jose, California. At this meeting, KLA-Tencor’s senior management gave a presentation regarding its perspective on ADE’s business and projections for the combined entity that was prepared by members of KLA-Tencor’s project team. Dr. Koliopoulos and Mr. James did not participate in the presentation by KLA-Tencor’s management, but made a separate presentation to KLA-Tencor’s management regarding ADE’s technologies, its tools, its lines of business and general product roadmaps. No opens items under the then proposed merger agreement were discussed at this meeting.
      At a regularly scheduled meeting held on November 16, 2005, ADE’s board discussed the status of the proposed transaction. At this meeting, Dr. Koliopoulos and Mr. James reported on their November 14, 2005 meeting with certain members of KLA-Tencor’s senior management. Dr. Koliopoulos and Mr. James also discussed KLA-Tencor’s business and products, KLA-Tencor’s view of the expected synergies resulting from a combination of ADE and KLA-Tencor and the current and future business of ADE on a stand-alone basis in the event that the transaction was not completed. A representative of RBC reported to the board on the status of RBC’s review and analysis of the fairness to ADE’s stockholders, from a financial point of view, of the consideration to be received in the proposed transaction with KLA-Tencor.
      On November 18, 2005, members of KLA-Tencor’s senior management visited ADE’s offices in Tucson, Arizona to review the capabilities of the current optical manufacturing infrastructure available at ADE’s Tucson facility.
      On November 29, 2005, members of KLA-Tencor’s senior management informed Dr. Koliopoulos that the proposed transaction was “on hold” on account of KLA-Tencor’s desire to wait for the release of, and evaluate, the results of ADE’s fiscal quarter ended October 31 prior to agreeing to a transaction and also on account of a transition of KLA-Tencor’s management. Members of KLA-Tencor’s senior management indicated that KLA-Tencor would continue to consider an acquisition of ADE.
      On January 23, 2006, at a special meeting of KLA-Tencor’s board of directors, Mr. Wallace, Dr. Michael Kirk, a member of KLA-Tencor’s senior management team, and Mr. Hall presented to the board an overview of the proposed transaction with ADE. After extensive discussions, the board approved the acquisition of ADE on the terms as described to the board.
      On January 23, 2006, Mr. Wallace contacted Dr. Koliopoulos to resume discussions of the proposed transaction. Mr. James and Mr. Hall then engaged in a telephonic discussion regarding the open issues with respect to the then proposed merger agreement. Throughout the week of January 23, 2006, Mr. James, Mr. Hall, DPW and S&W held various discussions in an attempt to resolve all open issues relating to such merger agreement.
      On January 25, 2006, ADE’s board held a special meeting that was attended by members of ADE’s senior management and S&W. At this meeting, Dr. Koliopoulos and Mr. James reported that they had been informed by KLA-Tencor’s management that KLA-Tencor desired to proceed with a transaction on the basis of the then current draft merger agreement, which provided for the transaction described above but also still included the full package of restrictions on ADE’s ability to obtain and accept a superior offer. After a presentation from S&W on the board’s fiduciary obligations, the board discussed the recent increase in ADE’s stock price (on January 24, 2006, the closing stock price of ADE’s common stock was $31.28 per share), and expressed concern about the board’s ability to approve KLA-Tencor’s offer of $31.00 per share of ADE common stock and the ability to receive stockholder approval at such a price combined with the lack of a “fiduciary out” in the then proposed merger agreement. ADE’s board concluded that it would not approve KLA-Tencor’s offer and that ADE should only resume merger negotiations if KLA-Tencor would agree to include a “fiduciary out” in such merger agreement and to loosen the limitations on ADE’s ability to engage in negotiations and terminate the merger agreement upon acceptance of a superior offer.
      On January 26, 2006, Mr. James and Mr. Hall engaged in telephonic discussions regarding the structure and the consideration for the proposed transaction. Mr. James informed Mr. Hall that ADE’s board was no longer in a position to accept KLA-Tencor’s proposal of $31.00 per share of ADE common stock based on economic and other terms. Mr. James also informed Mr. Hall of ADE’s position on the “fiduciary out”. In response, and following discussions between DPW and S&W, Mr. Hall agreed to eliminate the “force the vote” provision (but not the prohibition on seeking other offers or the “break up” fee) and to include a “fiduciary out” in the then proposed merger agreement, but did not increase or modify KLA-Tencor’s proposal of $31.00 per share of ADE common stock.
      On February 2, 2006, following concerns expressed by Mr. James about obtaining the ADE board’s approval of a transaction priced at $31.00 per share of ADE common stock, Mr. Hall and Mr. James discussed the possibility of an all-stock transaction at a fixed exchange ratio. Mr. Hall contacted Mr. James later that day to make a proposal of a fixed exchange ratio of 0.61 or 0.62 shares of KLA-Tencor common stock for each outstanding share of ADE common stock, with a “collar” on the value of shares of ADE common stock ranging from $31.00 to $36.30 per share of ADE common stock. Mr. James rejected Mr. Hall’s proposal.
      On February 8, 2006, Mr. James contacted Mr. Hall to re-open discussions on Mr. Hall’s February 2, 2006 proposal. Mr. James indicated that ADE could not accept KLA-Tencor’s proposal of a fixed exchange ratio of 0.62 shares of KLA-Tencor common stock for each outstanding share of ADE common stock with the proposed “collar”. Mr. Hall indicated that KLA-Tencor had not changed its position, and KLA-Tencor’s offer remained a fixed exchange ratio with a “collar” as proposed on February 2, 2006.
      On February 14, 2006, Mr. James again contacted Mr. Hall to inquire as to KLA-Tencor’s current position. Mr. Hall again indicated that KLA-Tencor had not changed its position, and KLA-Tencor’s offer remained a fixed exchange ratio with a “collar” as proposed on February 2, 2006.
      At a regularly scheduled meeting held on February 15, 2006, ADE’s board discussed recent developments in the proposed transaction. This meeting was attended by members of ADE’s senior management and representatives of S&W and RBC. At this meeting, Mr. James reported on the status and progress of discussions with KLA-Tencor since the last meeting of ADE’s board. Also at this meeting, Mr. James summarized the most recent discussions with KLA-Tencor over changing from the fixed value structure to a fixed exchange ratio structure with a “collar” whereby the number of shares of KLA-Tencor common stock into which ADE common stock would be converted would be fixed at the time of execution of the then proposed merger agreement.
      ADE’s board discussed at length Mr. James’ report and presentations by representatives of S&W and RBC, including a discussion of the impact of alternative pricing structures. The board came to a consensus that a fixed exchange ratio, with or without a “collar”, would be acceptable in principle based on the board’s confidence in KLA-Tencor and its view of industry trends, the respective prices of ADE’s and KLA-Tencor’s stock, the potential transaction benefits, and the belief that the premium relative to ADE’s historical prices outweighed the risk of not having a fixed value or “collar”. However, the board decided that the premium implied by the most recent proposal from KLA-Tencor was inadequate. The board instructed Mr. James to continue negotiations with KLA-Tencor over a higher exchange ratio and to report back to the board.
      Later that day, consistent with the ADE board’s instructions, Mr. James contacted Mr. Hall to propose a fixed exchange ratio of 0.65 shares of KLA-Tencor common stock for each outstanding share of ADE common stock with no “collar”. Mr. Hall declined the proposal.

      On February 16, 2006, consistent with the prior instructions of the ADE board, Dr. Koliopoulos agreed with Mr. Wallace to present to their respective boards an all-stock transaction at a fixed exchange ratio of 0.64 shares of KLA-Tencor common stock for each outstanding share of ADE common stock with no “collar”. Based on the closing price of KLA-Tencor common stock on such date, this exchange ratio would have valued ADE’s stock at $34.32 per share.
      On February 17, 2006, at a meeting of KLA-Tencor’s board of directors, the board authorized an acquisition of ADE at a fixed exchange ratio of 0.64 shares of KLA-Tencor common stock for each outstanding share of ADE common stock.
      On February 18 and 19, 2006, members of KLA-Tencor’s senior management and representatives of DPW and Credit Suisse, and members of ADE’s senior management and representatives of S&W and RBC, participated in conference calls to discuss the remaining open issues relating to the then proposed merger agreement and the remaining due diligence items.
      On February 21, 2006, the ADE board held a special meeting that was attended by Mr. James and representatives of S&W and RBC. Mr. James, S&W and RBC reviewed with ADE’s board the terms of the most recent draft of the then proposed merger agreement and the resolution of open issues relating to the merger agreement. ADE’s board discussed KLA-Tencor’s proposal of a fixed exchange ratio of 0.64 shares of KLA-Tencor common stock for each outstanding share of ADE common stock. Although the stock price of both KLA-Tencor and ADE had increased since November 2005, ADE’s board concluded that the proposed fixed exchange ratio still represented a premium over both current and recent ADE stock prices and a significant increase in the valuation of ADE common stock from November 2005 and even more so compared to longer periods of time.
      Representatives of RBC reviewed their financial analysis and rendered to ADE’s board RBC’s oral opinion, which opinion was subsequently confirmed in writing, that as of February 21, 2006, based upon and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in such opinion, the consideration of 0.64 of a share of KLA-Tencor common stock (together with cash in lieu of fractional shares of KLA-Tencor common stock) for each outstanding share of ADE common stock to be received by stockholders of ADE pursuant to the merger was fair from a financial point of view to such holders. Upon execution of the amended and restated merger agreement on May 26, 2006, as discussed below in this section, RBC’s February 21, 2006 opinion was superseded by the opinion it delivered to the ADE board on May 25, 2006 with regard to the fairness to ADE’s stockholders from a financial point of view of the revised merger consideration provided for in that agreement.
      Following these discussions and presentations, ADE’s board, at the February 21, 2006 board meeting, unanimously determined that the then proposed merger was advisable for, fair to, and in the best interests of ADE and its stockholders, approved the then proposed merger agreement and the merger subject to the resolution of some minor issues relating to the then proposed merger agreement and the voting agreements, and recommended that ADE stockholders vote “for” approval of the KLA-Tencor merger proposal.
      On February 21, 2006, Dr. Koliopoulos and Mr. James engaged in telephonic discussions with members of KLA-Tencor’s senior management regarding the remaining minor issues that involved changes to the voting agreements and the then proposed merger agreement.
      On February 22, 2006, Mr. Landon Clay, chairman of ADE’s board, Dr. Koliopoulos, Mr. James and certain representatives of S&W and RBC held a meeting to discuss the trading prices of the shares of ADE and KLA-Tencor common stock since the issuance of RBC’s fairness opinion on February 21, 2006, and the relationship between those trading prices and that opinion. It was noted that KLA-Tencor’s share price had dropped by approximately 3% on February 21, 2006, while ADE’s share price remained relatively flat. It was further noted that the premium payable to the stockholders of ADE had declined from approximately 10% to approximately 7% as a result of the recent changes in the share prices of ADE and KLA-Tencor during the two-day period ended February 22, 2006. The participants on the call discussed the possible reasons for the modest change in the relative share prices, including whether or not the changes were related to a known adverse change in KLA-Tencor’s long-term business prospects. After this discussion, representatives of RBC stated that those trading prices had not affected RBC’s willingness to agree to the inclusion of its fairness opinion in this proxy statement as one of the factors considered by ADE’s board in approving the merger with KLA-Tencor on the financial terms previously negotiated between the companies and reflected in the then proposed merger agreement.
      On the evening of February 22, 2006, ADE and KLA-Tencor executed the merger agreement. Before the opening of trading on The Nasdaq National Market on February 23, 2006, ADE and KLA-Tencor issued a joint press release announcing the proposed merger.
      Early in the morning of May 22, 2006, The Wall Street Journal published an article suggesting that there were irregularities in the timing of KLA-Tencor’s past stock option grants.
      Later in the morning of May 22, 2006, Mr. Hall called Mr. James and Mr. Kispert called Dr. Koliopoulos, in each case to discuss the matters referred to in The Wall Street Journal article and their impact on the proposed merger.
      On May 23, 2006, Dr. Koliopoulos sent a letter to Mr. Wallace expressing ADE’s desire to learn more facts about the situation described in The Wall Street Journal article and expressing concern about the impact that it might have on the proposed merger.
      Later in the day on May 23, 2006, Mr. Wallace called Dr. Koliopoulos. Mr. Wallace informed Dr. Koliopoulos that the U.S. Attorney’s Offices for the Eastern District of New York and the Northern District of California had sent KLA-Tencor subpoenas and Mr. Wallace mentioned other related items, including a shareholder suit that was filed on May 22, 2006. Mr. Wallace and Dr. Koliopoulos discussed the impact of these matters and the matters referred to in The Wall Street Journal article on the proposed transaction. Dr. Koliopoulos expressed concern about the effects that a resulting delay in the merger might have on ADE and its stockholders, customers and employees. Mr. Wallace then proposed that the consideration for the merger be changed such that ADE stockholders would receive cash rather than KLA-Tencor common stock. Mr. Wallace stated that KLA-Tencor would be holding a board meeting that night and that he was prepared to propose converting the merger into an all-cash transaction valued at $31.00 per share of ADE common stock. Later on May 23, 2006, Dr. Koliopoulos called Mr. Wallace and suggested that a higher value per share was appropriate (without noting a specific price) based on the closing market price of ADE common stock on February 23, 2006, the date of the initial announcement of the proposed merger, which was $32.83 per share. Mr. Wallace replied that he was not sure whether the KLA-Tencor board would be willing to approve a transaction at such value.
      On May 23, 2006, at a special meeting of KLA-Tencor’s board of directors, the board discussed Mr. Wallace’s negotiations with Dr. Koliopoulos and approved the acquisition of ADE in an all-cash merger transaction on terms as described to the board. Later in the evening of May 23, 2006, a representative of DPW informed a representative of S&W that the KLA-Tencor board had authorized an all-cash transaction, with final pricing terms to be negotiated.
      On May 24, 2006, Mr. Wallace called Dr. Koliopoulos and proposed an all-cash merger transaction with a fixed value of $32.50 per share of ADE common stock.
      At a regularly scheduled meeting held on May 24, 2006, ADE’s board, along with Mr. James and representatives of S&W and RBC, discussed KLA-Tencor’s proposal and the circumstances surrounding The Wall Street Journal article. ADE’s board discussed the value being offered by KLA-Tencor relative to the current and recent prices of ADE common stock, as well as the potential impact of the allegations set forth in The Wall Street Journal article and any ensuing investigations or lawsuits on both the KLA-Tencor and ADE stock prices, as well as the ability to complete the merger in a timely manner. The board instructed Dr. Koliopoulos to indicate to KLA-Tencor ADE’s willingness to proceed with an all-cash transaction at a value of $32.50 per share of ADE common stock, subject to agreement on the terms of an amended and restated merger agreement, and recessed its meeting to May 25, 2006.

      Later that day, representatives of DPW sent a draft amended and restated merger agreement that replaced the fixed exchange ratio with a fixed cash price of 32.50 (without interest) per share and other related changes. On May 25, 2006, representatives of DPW and S&W negotiated additional changes to the amended and restated merger agreement, including a right for either party to terminate the agreement if the merger has not been completed by August 28, 2006, except that if, on August 28, 2006, all conditions to the completion of the merger have been satisfied or waived other than the condition relating to foreign antitrust approvals, ADE may extend such date by up to 75 days, and a condition to ADE’s obligation to close that there shall not have occurred an event that has had or may have a material adverse effect on KLA-Tencor’s ability to complete the merger.
      Later on May 25, 2006, at the resumption of the ADE board meeting, S&W reviewed with the board the terms of the draft amended and restated merger agreement. Representatives of RBC reviewed an updated financial analysis and rendered to ADE’s board RBC’s oral opinion, which opinion was subsequently confirmed in writing, that as of May 25, 2006, based upon and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in such opinion, the cash consideration of $32.50 (without interest) for each outstanding share of ADE common stock to be received by stockholders of ADE pursuant to the merger was fair from a financial point of view to such holders. When the amended and restated merger agreement was executed the next day, RBC’s opinion of May 25, 2006 superseded the opinion delivered by RBC on February 21, 2006 with respect to the previously proposed stock-for-stock merger between KLA-Tencor and ADE. See “ — Opinion of ADE’s Financial Advisor” beginning on page 18 for further information regarding this opinion and also see the full text of RBC’s opinion, which is attached as Annex B to this proxy statement and should be carefully read in its entirety.
      Following these discussions and presentations, ADE’s board, at the May 25, 2006 board meeting, unanimously determined that the merger, as restructured, was advisable for, fair to, and in the best interests of ADE and its stockholders, approved the amended and restated merger agreement and the merger, and recommended that ADE stockholders vote “FOR” approval of the amended and restated merger agreement and KLA-Tencor’s merger proposal.
      On May 26, 2006, ADE and KLA-Tencor executed the amended and restated merger agreement and issued a joint press release announcing the amended and restated merger agreement.

Factors Considered by, and Recommendation of, the Board of Directors of ADE
      ADE’s board believes that the merger is advisable for, fair to, and in the best interests of ADE and its stockholders. Accordingly, ADE’s board has unanimously approved the merger agreement and the merger and unanimously recommends that ADE stockholders vote “FOR” approval of the merger proposal. When ADE’s stockholders consider their board’s recommendation, ADE’s stockholders should be aware that ADE’s directors may have interests in the merger that may be different from, or in addition to, their interests. These interests are described in “Interests of Certain Persons in the Merger” beginning on page 28.
      In reaching its conclusion to approve the merger, ADE’s board consulted with ADE’s management team, as well as ADE’s financial advisor and legal counsel, reviewed a significant amount of information and considered a variety of factors, including the following material factors:

•	the limited number of possible acquirors in the semiconductor industry with the perceived resources and interest in combining and, in particular, with the same perceived strengths as a combination of KLA-Tencor and ADE would provide;

•	the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of ADE common stock;

•	information concerning the business operations, financial performance and condition, asset quality, earnings and prospects of ADE as a standalone entity, and the ability to compete in what the ADE board believed was a consolidation phase in the semiconductor industry;

•	the merger consideration being offered for ADE shares and the implied premium over recent and historical market prices of ADE common stock;

•	the amount of cash and current assets owned by KLA-Tencor that are sufficient to enable it to pay the cash consideration, and the lack of any financing conditions to such payment;

•	the written opinion, and related financial analyses of RBC, that, as of May 25, 2006, based on and subject to the various factors, assumptions, procedures, limitations and qualifications set forth in the opinion, the consideration of $32.50 (without interest) in cash for each share of ADE common stock provided for in the merger agreement was fair from a financial point of view to holders of shares of ADE common stock. See the section entitled “The Proposed Merger — Opinion of ADE’s Financial Advisor” beginning on page 18. A copy of RBC’s written opinion, dated as of May 25, 2006, is attached as Annex B to this proxy statement and should be carefully read in its entirety;

•	the structure of the merger, including the fact that the fixed merger consideration provides certainty as to what ADE’s stockholders will receive in the merger;

•	the ability of stockholders to liquidate their equity interests in ADE;

•	the inclusion of a “fiduciary out” in the merger agreement that permits ADE, subject to payment of a termination fee, to terminate the merger agreement in order to accept a superior merger proposal made by a third party; and

•	the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals, and the likelihood of the merger being approved by the appropriate regulatory authorities.
      ADE’s board also identified and considered certain potentially adverse consequences to ADE, ADE stockholders and the combined company that could arise from the merger, including:

•	the possibility that the merger may not be completed and the potential adverse consequences if the merger is not completed;

•	the fact that the merger is expected to be a taxable transaction for ADE stockholders for U.S. federal income tax purposes;

•	if the merger is not ultimately completed, this fact could have the effect of depressing values offered by others to ADE in a business combination and could erode customer and employee confidence in ADE;

•	the fact that under Massachusetts law and the ADE charter, approval of the merger proposal requires the affirmative vote of at least 66 2/3 % of the holders of the outstanding shares of ADE common stock; and

•	the interests of ADE’s executive officers with respect to the merger may be different from, or in addition to, the interests of ADE stockholders, as described in the section entitled “Interests of Certain Persons in the Merger” beginning on page 28.

      After consideration of these material factors, ADE’s board determined that these risks are of a nature that are customary in business combinations similar to the merger, were reasonably acceptable under the circumstances, or, in light of the anticipated benefits, the risks were unlikely to have a material impact on the merger and that, overall, these risks were significantly outweighed by the potential benefits of the merger.
      The foregoing discussion of the information and factors considered by ADE’s board is not intended to be exhaustive but includes the material factors considered by ADE’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, ADE’s board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, ADE’s board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather ADE’s board conducted an overall analysis of the factors described above, including discussions with ADE’s management, outside consultants, legal counsel and financial advisor. In considering the factors described above, individual members of ADE’s board may have given different weight to different factors. It should be noted that this explanation of the reasoning of ADE’s board and information presented in this section is forward-looking in nature and, therefore should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” beginning on page 7.
Opinion of ADE’s Financial Advisor
      On May 25, 2006, RBC rendered its written opinion to ADE’s board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration, as defined below, was fair, from a financial point of view, to the ADE stockholders. The full text of the opinion of RBC is attached to this proxy statement as Annex B. This summary of the opinion is qualified in its entirety by reference to the full text of the RBC opinion. ADE stockholders are urged to read the RBC opinion carefully and in its entirety.
      RBC’s opinion was provided for the information and assistance of the ADE board of directors in connection with its consideration of the merger. RBC’s opinion did not address ADE’s underlying business decision to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction in which ADE might engage. RBC’s opinion and presentation to the ADE board of directors were only two of many factors taken into consideration by the ADE board of directors in making its determination to approve the merger. RBC’s opinion does not constitute a recommendation to the ADE stockholders as to how they should vote on the merger proposal.
      RBC’s opinion addressed solely the fairness of the merger consideration, from a financial point of view, to the ADE stockholders and did not address other merger terms or arrangements, including, without limitation, the financial or other terms of any voting or employment agreement. As used in this section and the opinion of RBC, the term “merger consideration” refers to the consideration of $32.50 in cash (without interest) per share of ADE common stock specified in the merger agreement.
      In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, and other information provided to it by ADE, including, without limitation, the financial statements and related notes thereto of ADE. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed, after discussions with the management of ADE, that the First Call and Thomson One Analytics consensus estimates it reviewed regarding the potential future performance of ADE as a standalone entity corresponded to the best currently available estimates and judgments of the management of ADE. RBC expressed no opinion as to those financial forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of ADE, and RBC was not furnished with any valuations or appraisals of these types. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of ADE. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting ADE.
      In rendering its opinion, RBC assumed that all conditions to the consummation of the merger would be satisfied without waiver and that the executed version of the merger agreement would not differ, in any respect material to its opinion, from the latest draft RBC reviewed.
      The opinion of RBC spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of May 24, 2006, the last trading day preceding the finalization of RBC’s analysis.
      In connection with its review of the merger and the preparation of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft merger agreement dated May 25, 2006;

•	reviewing and analyzing certain publicly available financial and other data with respect to ADE and certain other relevant historical operating data relating to ADE made available to RBC from published sources and from the internal records of ADE;

•	conducting discussions with members of the senior management of ADE with respect to the business prospects and financial outlook of ADE as a standalone entity;

•	reviewing historical financial information relating to ADE and First Call and Thomson One Analytics consensus estimates regarding the potential future performance of ADE as a standalone entity;

•	reviewing the reported prices and trading activity for the common stock of ADE; and

•	performing other studies and analyses as RBC deemed appropriate.
      In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared selected market valuation metrics of ADE and other comparable publicly-traded companies with the financial metrics implied by the merger consideration;

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the merger consideration; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the merger consideration.
      For the purposes of its premiums paid analysis, RBC took into consideration both:

•	the trading prices of ADE common stock for periods RBC considered relevant prior to, and ending on, February 22, 2006, the last trading day immediately preceding the public announcement of the previously proposed merger pursuant to which each ADE common share would have been converted into 0.64 of a share of KLA-Tencor common stock; and

•	the trading prices of ADE common stock for periods RBC considered relevant prior to, and ending on May 24, 2006, the last trading day prior to RBC finalizing its presentation to the ADE board of directors with respect to RBC’s conclusions on the fairness of the merger consideration to ADE’s stockholders from a financial point of view.
      In connection with the rendering of its opinion to the ADE board of directors, RBC prepared and delivered to the ADE board of directors written materials containing the analyses listed above and other information material to the opinion. In presenting its opinion to the ADE board of directors, RBC noted that it did not perform a discounted cash flow analysis due to a lack of long-term financial projections for ADE. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.
      Comparable Company Analysis. RBC prepared a comparable company analysis to analyze ADE’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed for purposes of its analysis to be comparable to ADE. In selecting publicly-traded companies, RBC considered comparable semiconductor capital equipment companies with businesses focused primarily or partly on metrology, inspection and process control. In this analysis, RBC compared the enterprise value of ADE implied by the merger consideration, expressed as a multiple of actual last twelve months revenue and operating profit and projected calendar year 2006 revenue and operating profit, to the respective mean and median enterprise value to revenue and enterprise value to operating profit multiples of the comparable companies implied by the public trading price of their common stock. RBC also compared the per share value of ADE common stock implied by the merger consideration, expressed as a multiple of actual last twelve months earnings per share and projected calendar year 2006 earnings per share, to the respective mean and median price to earnings per share multiples of the comparable companies implied by the public trading price of their common stock. In addition, RBC compared the equity value of ADE implied by the merger consideration, expressed as a multiple of tangible book value, to the respective mean and median equity value to tangible book value multiples of the comparable companies implied by the public trading price of their common stock. Projected revenue, operating profit and earnings per share for ADE and the comparable companies used in the analysis were based on First Call and Thomson One Analytics consensus estimates. For the purposes of its analysis, RBC assumed that ADE’s calendar year end was the twelve month period ending January of the following year. RBC defined enterprise value as equity value plus total debt, preferred stock and minority interest less cash and cash equivalents and defined tangible book value as actual stockholders’ equity less goodwill and other intangible assets.
      RBC compared enterprise value to revenue, enterprise value to operating profit, price to earnings per share and equity value to tangible book value multiples of ADE’s implied transaction valuation with those of the following publicly-traded companies:

•	Applied Materials

•	FEI

•	ICOS Vision Systems

•	KLA-Tencor

•	Nanometrics[1]

•	Rudolph Technologies

•	Therma-Wave

•	Veeco Instruments

•	Zygo

[1]	Does not reflect pending acquisition of Accent Optical Technologies.
      The following table presents, as of May 24, 2006, ADE’s implied enterprise value to revenue, enterprise value to operating profit, price to earnings per share and equity value to tangible book value multiples and the mean and median enterprise value to revenue, enterprise value to operating profit, price to earnings per share and equity value to tangible book value multiples for the listed comparable companies:

Comparable
	Company Analysis		ADE
(As Implied by the
	Mean	Median	Merger Consideration)

Enterprise value as a multiple of:
Last twelve months revenue	2.3x	2.0x	3.8x
Projected calendar year 2006 revenue	2.0x	1.8x	3.2x
Enterprise value as a multiple of:
Last twelve months operating profit	17.0x	13.8x	21.6x
Projected calendar year 2006 operating profit	17.9x	15.5x	12.7x

Comparable
	Company Analysis		ADE
(As Implied by the
	Mean	Median	Merger Consideration)

Share price as a multiple of:
Last twelve months earnings per share	30.7x	22.6x	28.8x
Projected calendar year 2006 earnings per share	20.4x	19.9x	25.2x
Equity value as a multiple of:
Tangible book value	3.1x	3.0x	3.4x
      RBC noted that: (1) ADE’s multiples implied by the merger consideration for the last twelve months and projected calendar year 2006 revenue were above the mean and median multiples of the comparable companies analyzed; (2) ADE’s multiple implied by the merger consideration for the last twelve months operating profit was above the mean and median multiples of the comparable companies analyzed and for projected calendar year 2006 operating profit was below the mean and median multiples of the comparable companies analyzed; (3) ADE’s multiple implied by the merger consideration for the last twelve months earnings per share was below the mean multiple and above the median multiple of the comparable companies analyzed and for projected calendar year 2006 earnings per share was above the mean and median multiples of the comparable companies analyzed; (4) earnings per share for both ADE and the comparable companies may not reflect statutory tax rates; and (5) ADE’s multiple implied by the merger consideration for tangible book value was above the mean and median multiples of the comparable companies analyzed.
      Precedent Transaction Analysis. RBC compared enterprise value to revenue, enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, equity value to net income and equity value to tangible book value multiples relating to the proposed merger of ADE and KLA-Tencor with like multiples in selected precedent merger and acquisition transactions. In selecting precedent transactions, RBC considered comparable semiconductor capital equipment company transactions announced after January 1, 2000, in which the transaction values were greater than $75 million and less than $1 billion. Based on these criteria, the following thirteen transactions were analyzed:

Acquiror	Target

Applied Materials	Applied Films
Nanometrics	Accent Optical Technologies
Brooks Automation	Helix Technology
Entegris	Mykrolis
Rudolph Technologies	August Technology
Toppan Printing	DuPont Photomasks
AIXTRON AG	Genus
Credence Systems	NPTest
Keystone Holdings	Coorstek
Novellus Systems	SpeedFam-IPEC
Brooks Automation	PRI Automation
Novellus Systems	GaSonics International
MKS Instruments	Applied Science and Technology
      For the purpose of calculating the multiples, revenue, EBITDA and net income were derived from the actual revenue, adjusted EBITDA (adjusted to exclude non-cash and one-time charges) and adjusted net income (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. For the purpose of calculating the multiples, tangible book value was derived from the latest actual tangible book value of the target companies prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Bloomberg and Dealogic.

      The following table compares the implied transaction multiples for the merger with the corresponding mean and median multiples for the selected precedent transactions:

Precedent
	Transaction		ADE
	Analysis		(As Implied by the
Merger
	Mean	Median	Consideration)

Enterprise value as a multiple of:
Last twelve months revenue	1.9x	2.0x	3.8x
Last twelve months EBITDA	12.9x	9.8x	19.4x
Equity value as a multiple of:
Last twelve months net income	29.9x	21.0x	29.3x
Tangible book value	3.5x	2.8x	3.4x
      RBC noted that: (1) ADE’s multiples for last twelve months revenue and last twelve months EBITDA implied by the merger consideration were above both the mean and median multiples found in the selected precedent transactions analyzed; and (2) ADE’s multiples for last twelve months net income and tangible book value implied by the merger consideration were below the mean multiples and above the median multiples found in the selected precedent transactions analyzed.
      Premiums Paid Analysis (Premiums to Price). RBC compared the premiums implied by the merger consideration to the premiums of the “selected precedent transactions” included in the Precedent Transaction Analysis (see above). RBC also compared the premiums implied by the merger consideration to the premiums in “general technology transactions,” consisting of public to public technology transactions announced since January 1, 2005 in which the transaction values were greater than $100 million and less than $1 billion. RBC performed this analysis taking into account the trading prices of ADE common stock both during relevant periods ending on February 22, 2006, the last trading day immediately preceding the public announcement of the previously proposed stock-for-stock merger between KLA-Tencor and ADE, and during relevant periods ending on May 24, 2006, the last trading day prior to RBC finalizing its presentation to the ADE board of directors with respect to RBC’s conclusions on the fairness, from a financial point of view, of the merger consideration to ADE’s stockholders. RBC compared the premiums implied by dividing the value of the per share merger consideration by ADE’s spot price one day, one week, one month and three months prior to February 22, 2006 and May 24, 2006 to the spot price premiums for the same periods for the targets in the selected transactions. The following table summarizes this analysis using both measuring periods:

	Spot Premiums Paid Analysis Summary

	Mean				Median

	One	One	One	Three	One	One	One	Three
	Day	Week	Month	Months	Day	Week	Month	Months

Type of Transactions:
Selected Precedent Transactions	32.0%	40.7%	36.9%	13.3%	30.4%	34.3%	34.7%	9.6%
General Technology Transactions	21.7%	24.4%	28.1%	NA	16.7%	20.4%	28.3%	NA
ADE as of May 24, 2006 (as implied by the merger consideration)	28.8%	12.7%	5.2%	(0.8)%	28.8%	12.7%	5.2%	(0.8)%
ADE as of February 22, 2006 (as implied by the merger consideration)	5.0%	6.3%	5.8%	35.9%	5.0%	6.3%	5.8%	35.9%

	Low				High

	One	One	One	Three	One	One	One	Three
	Day	Week	Month	Months	Day	Week	Month	Months

Type of Transactions:
Selected Precedent Transactions	5.0%	2.8%	1.1%	(28.1)%	72.4%	88.7%	72.9%	58.5%
General Technology Transactions	(25.4)%	(14.8)%	(25.7)%	NA	83.3%	84.6%	81.5%	NA
ADE as of May 24, 2006 (as implied by the merger consideration)	28.8%	12.7%	5.2%	(0.8)%	28.8%	12.7%	5.2%	(0.8)%
ADE as of February 22, 2006 (as implied by the merger consideration)	5.0%	6.3%	5.8%	35.9%	5.0%	6.3%	5.8%	35.9%

NA=not available
      RBC noted that: (1) due to an increase in the trading prices of ADE common stock during the measuring period ending February 22, 2006, the spot one day, one week and one month premiums implied by the merger consideration as of February 22, 2006 were below both the mean and median selected precedent transactions and general technology transactions premiums analyzed; (2) the spot three months premium implied by the merger consideration as of February 22, 2006 was above both the mean and median selected precedent transactions premiums analyzed; (3) the spot one day premium implied by the merger consideration as of May 24, 2006 was below both the mean and median selected precedent transactions premiums analyzed and above both the mean and median general technology transactions premiums analyzed; (4) the spot one week and one month premiums implied by the merger consideration as of May 24, 2006 were below both the mean and median selected precedent transactions and general technology transactions premiums analyzed; (5) the spot three months premium implied by the merger consideration as of May 24, 2006 was below both the mean and median selected precedent transactions premiums analyzed; (6) the spot one day, one week and one month premiums implied by the merger consideration as of February 22, 2006 and as of May 24, 2006 were within the range of the low and the high selected precedent transactions and general technology transactions premiums analyzed; and (7) the spot three months premiums implied by the merger consideration as of February 22, 2006 and as of May 24, 2006 were within the range of the low and the high selected precedent transactions premiums analyzed.
      RBC also compared the premiums implied by dividing the value of the per share merger consideration by ADE’s average price one week, one month and three months prior to February 22, 2006 and May 24, 2006 to the average price premiums for the same periods for the targets in the “selected precedent transactions” included in the Precedent Transaction Analysis (see above). The following table summarizes this analysis using both measuring periods:

	Average Premiums Paid Analysis Summary

	Mean			Median

	One	One	Three	One	One	Three
	Week	Month	Months	Week	Month	Months

Type of Transactions:
Selected Precedent Transactions	35.3%	37.5%	25.4%	34.0%	36.5%	19.9%
ADE as of May 24, 2006 (as implied by the merger consideration)	20.1%	9.1%	5.7%	20.1%	9.1%	5.7%
ADE as of February 22, 2006 (as implied by the merger consideration)	6.3%	3.2%	15.7%	6.3%	3.2%	15.7%

	Low			High

	One	One	Three	One	One	Three
	Week	Month	Months	Week	Month	Months

Type of Transactions:
Selected Precedent Transactions	3.5%	2.8%	5.7%	65.9%	66.7%	63.3%
ADE as of May 24, 2006 (as implied by the merger consideration)	20.1%	9.1%	5.7%	20.1%	9.1%	5.7%
ADE as of February 22, 2006 (as implied by the merger consideration)	6.3%	3.2%	15.7%	6.3%	3.2%	15.7%
      RBC noted that: (1) due to an increase in the trading prices of ADE common stock during the measuring period ending February 22, 2006, the average one week, one month and three months premiums implied by the merger consideration as of February 22, 2006 were below both the mean and median selected precedent transactions premiums analyzed; (2) the average one week, one month and three months premiums implied by the merger consideration as of May 24, 2006 were below both the mean and median selected precedent transactions premiums analyzed; and (3) the average one week, one month and three months premiums implied by the merger consideration as of February 22, 2006 and as of May 24, 2006 were within the range of the low and the high selected precedent transactions premiums analyzed.
      In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the merger consideration was fair, from a financial point of view, to ADE stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of ADE and the merger and the data selected for use in its analyses, as further discussed below.
      No single company or transaction used in the above analyses as a comparison is identical to ADE or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the merger consideration, from a financial point of view, to ADE’s stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.
      The opinion of RBC as to the fairness, from a financial point of view, of the merger consideration, was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.
      The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.
      In connection with its analyses, RBC made, and was provided by ADE’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond ADE’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of ADE or its advisors, none of ADE, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
      ADE selected RBC to render its opinion based on RBC’s experience in mergers and acquisitions and in securities valuation generally. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of ADE and KLA-Tencor and receive customary compensation, and may also actively trade securities of ADE and/or KLA-Tencor for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.
      Under its engagement letter with ADE, RBC became entitled to receive a fee of $480,000 for the delivery of its February 21, 2006 opinion to the ADE board of directors regarding the fairness to ADE’s stockholders, from a financial point of view, of the consideration to be paid to them in the previously proposed stock-for-stock merger between KLA-Tencor and ADE. Upon the signing of the amended and restated merger agreement, RBC’s May 25, 2006 opinion described above in this section superseded RBC’s prior opinion but RBC remains entitled to retain $240,000 of the fee paid to it for the delivery of its prior opinion as well as $240,000 of the fee for that opinion payable to it upon the closing of the merger. In addition, under an amendment to its engagement letter entered into in contemplation of the execution of the amended and restated merger agreement, RBC is entitled to an additional fee of $220,000 in connection with RBC’s May 25, 2006 opinion, $110,000 of which was paid upon delivery of the opinion and $110,000 of which is payable upon the closing of the merger. Whether or not the merger closes, ADE has also agreed to reimburse RBC for its reasonable out-of-pocket expenses and to indemnify it against liability that may arise out of services performed by RBC in connection with the merger, including without limitation, liabilities arising under the federal securities laws. The terms of the engagement letter were negotiated at arm’s-length between ADE and RBC and the ADE board of directors was aware of this fee arrangement at the time of its adoption and approval of the amended and restated merger agreement and approval of the merger. RBC has not received any fees from KLA-Tencor in the prior two years, will not receive any fees from KLA-Tencor relating to the merger and does not have any agreement or understanding with KLA-Tencor regarding any services to be performed now or in the future.
Material U.S. Federal Income Tax Consequences
      The following describes the material U.S. federal income tax consequences to holders of ADE common stock whose shares are converted into the right to receive cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock or restricted stock units. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the United States, who acquired their shares of ADE common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code. If a partnership holds ADE common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding ADE common stock, you should consult your tax advisors.
      This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you from those described herein.
      The receipt of cash for ADE common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of ADE common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received and your adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares of ADE common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gain will be subject (in the case of holders who are individuals) to tax at a maximum federal income tax rate of 15%. Capital gain recognized from the disposition of ADE common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. Certain limitations may apply to the use of capital losses.
      You may be subject to backup withholding tax at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you furnish the required information to the Internal Revenue Service.
      THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS.
Regulatory Matters Relating to the Merger
      U.S. Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the merger may not be consummated unless KLA-Tencor and ADE provide certain information to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied. Pursuant to the requirements of the HSR Act, KLA-Tencor and ADE each filed Notification and Report Forms with respect to the merger with the Antitrust Division and the FTC by March 8, 2006. As a result, the waiting period applicable to the merger was scheduled to expire on April 7, 2006. Following discussion with the Antitrust Division staff, however, KLA-Tencor voluntarily withdrew its Notification and Report Form and then re-filed the form on April 11, 2006. The effect of this re-filing was to extend the waiting period under the HSR Act to May 11, 2006. On May 10, 2006, the Antitrust Division staff informed KLA-Tencor and ADE that the Antitrust Division would not issue a second request extending the HSR Act waiting period and granted early termination of the HSR waiting period effective as of such date.
      Other Laws. KLA-Tencor and ADE conduct operations in a number of foreign countries. In connection with completion of the merger, KLA-Tencor and ADE have identified the foreign jurisdictions that will require the filing of information with, or the obtaining of approval of, governmental authorities therein. KLA-Tencor and ADE have made such filings, and in some of these countries, approvals must be received as a condition to the closing of the merger. Some of the other approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger, may not be obtained before the closing. If those approvals that are required for closing are not obtained by August 28, 2006, ADE may either terminate the merger agreement or extend the date after which either ADE or KLA-Tencor may terminate the merger agreement to a date no later than November 22, 2006. See “The Merger Agreement — Termination.”

Legal Proceeding Relating to the Merger
      On June 7, 2006, Dean Drulias, a purported stockholder of ADE, filed a complaint in Massachusetts Superior Court, Norfolk County, against ADE, each of ADE’s directors, KLA-Tencor and South entitled Dean Drulias v. ADE Corporation, et al. (Civil Action No. 06-00963). The complaint alleges, among other things, that, in connection with the merger, the directors of ADE breached their fiduciary duties, ADE’s preliminary proxy statement related to the merger contains inaccurate statements of material facts and omits material facts and KLA-Tencor has aided and abetted ADE’s directors in their alleged breaches of fiduciary duties. Among other things, the complaint seeks a determination that the class action status is proper, an enjoinment of the merger, or if the merger is consummated, a rescission of the merger, and the payment of compensatory damages and other fees and costs. Although the ultimate outcome of this matter cannot be determined with certainty, ADE believes that the complaint is completely without merit and it and the other defendants intend to vigorously defend this lawsuit.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
      When considering the recommendation of ADE’s board to vote “FOR” the approval of the ADE merger proposal, ADE stockholders should be aware that some directors and executive officers of ADE have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of ADE stockholders. The board of ADE was aware of these interests and considered them, among other matters, during its deliberations with respect to the merger and in deciding to recommend that ADE stockholders vote “FOR” the approval of the ADE merger proposal.
      Agreement with Dr. Koliopoulos. Dr. Koliopoulos’ agreement with ADE, or the Koliopoulos Agreement, provides that in the event that a “change of control transaction” (as defined in the Koliopoulos Agreement, which definition covers the merger) occurs or is pending, or Dr. Koliopoulos’ employment with ADE terminates on account of his death or disability, all of his unvested options to acquire shares of ADE’s common stock will, on the date of and immediately prior to the consummation of the “change of control transaction” or the termination of Dr. Koliopoulos’ employment, accelerate and become immediately exercisable in full for a period of up to two years following the occurrence of such event, regardless of any stock option plan of ADE or any stock option agreement between ADE and Dr. Koliopoulos. As of the date of this proxy statement, of the options to purchase 100,000 shares of ADE common stock held by Dr. Koliopoulos, options with respect to 70,000 shares are currently vested, while options to purchase 30,000 shares will become fully vested prior to or upon the closing of the merger under the terms of the Koliopoulos Agreement, with an exercise price of $6.125 per share of ADE common stock.
      Under the terms of the Koliopoulos Agreement, Dr. Koliopoulos is also entitled to receive severance payments under certain circumstances. If Dr. Koliopoulos’ employment terminates (1) for a reason other than “cause”, his death or disability, or (2) because ADE does not offer to extend the term of the Koliopoulos Agreement for at least one additional year upon expiration of the term of the agreement (ending June 20, 2008), or if Dr. Koliopoulos terminates his employment due to “job restructuring” which includes a change in his position as the Chief Executive Officer of ADE or a material diminishment of his duties and responsibilities so that they are no longer consistent with the duties and responsibilities of the Chief Executive Officer of ADE (regardless of whether such change in title, duties or responsibilities results from a merger, change of control of ADE, action by ADE’s board or otherwise), then all of his compensation and benefits shall terminate on the date his employment terminates, and ADE (or its successor) will be required, under certain circumstances, to pay to Dr. Koliopoulos severance compensation for 24 months following the termination of this employment at a yearly rate equal to his annualized base salary as of the date of termination. Dr. Koliopoulos’ current annual salary is $407,000. This means that, based on his current salary, following the merger if one of the conditions described earlier in this paragraph occurs, Dr. Koliopoulos could receive from KLA-Tencor a total of $814,000. “Cause” is defined in the Koliopoulos Agreement as (1) a material breach by Dr. Koliopoulos of his obligations under the Koliopoulos Agreement or any other agreement between him and ADE, (2) the willful or knowingly reckless engaging by Dr. Koliopoulos in conduct which is or may be materially financially injurious to ADE, (3) the commission by Dr. Koliopoulos of fraud, embezzlement or theft against ADE or (4) conviction of, or Dr. Koliopoulos’ written admission to, a felony.
      Agreements with Other Executive Officers. Each of Mr. James, ADE’s Executive Vice President and Chief Financial Officer, and Mr. David Basila, ADE’s Vice President, is a party to an agreement with ADE. Mr. James’ agreement, or the James Agreement, provides that in the event that a “change of control transaction” (as defined in the James Agreement, which definition covers the merger) occurs or is pending, or if Mr. James’ employment with ADE terminates on account of his death or disability, his unvested options to acquire shares of ADE’s common stock will, on or prior to the consummation of the “change of control transaction” or the termination of Mr. James’ employment, accelerate and become immediately exercisable in full, regardless of any stock option plan of ADE or any stock option agreement between ADE and Mr. James. As of the date of this proxy statement, of the options to purchase 170,000 shares of ADE common stock held by Mr. James, options with respect to 158,000 shares are currently vested, while options to purchase 12,000 shares will become fully vested upon the closing of the merger under the terms of the James Agreement, with exercise prices ranging from $9.795 to $21.17 per share of ADE common stock.
      Under the terms of the James Agreement, Mr. James is also entitled to receive his base salary and remain eligible to participate in ADE’s medical and dental plans (to the extent permitted under such plans) for a period of 12 months following the termination of his employment with ADE if (1) his employment is involuntarily terminated by ADE and ADE does not have “cause” for such termination, or (2) his employment with ADE is “constructively terminated”. Mr. James’ current annual salary is $319,000. “Constructive termination” is defined as an involuntary relocation beyond a reasonable commuting distance or a substantial, sustained and material reduction in Mr. James’ compensation, title, status, authority or responsibility at ADE, without his consent. “Cause” is defined in the James Agreement as (1) Mr. James’ continued material failure to perform the reasonable and customary duties and responsibilities assigned to him following a 30 day cure period, (2) conduct that is materially detrimental to the business, goodwill or reputation of ADE, (3) conduct that constitutes dishonesty, fraud or other malfeasance, (4) felonious conduct, (5) immoral and/or reprehensible conduct, (6) violation of any provision of the James Agreement or (7) any other action constituting “cause” under the laws of Massachusetts. Under the James Agreement, ADE is not obligated to make any payments to Mr. James if he resigns (except due to “constructive termination”) or if he is terminated for “cause”.
      KLA-Tencor is in preliminary discussions with Dr. Koliopoulos and Mr. James regarding the possibility of their employment by KLA-Tencor following the closing.
      Mr. Basila’s agreement provides for the same severance arrangement (12 months of base salary and medical benefits upon a termination without cause or a constructive termination) as set forth in the James Agreement. Mr. Basila’s current annual salary is $231,000. Mr. Basila’s agreement does not contain any provision relating to stock options.
Ownership of Common Stock; Stock Options
      Security Ownership by ADE Executive Officers and Directors. As of May 30, 2006, the record date for the special meeting, directors and executive officers of ADE beneficially owned an aggregate of 4,114,495 shares of ADE common stock, including options to purchase 247,000 shares of ADE common stock exercisable within 60 days of the date of this proxy statement. ADE’s directors and executive officers have agreed to vote the shares of ADE common stock that they beneficially own in favor of the merger.
      The voting agreements to which the ADE directors and executive officers are parties permit gifts of up to 12,000 shares of ADE common stock by each such person prior to the closing of the merger. In addition, the ADE directors and executive officers may make additional gifts with the approval of KLA-Tencor. The voting agreement between Dr. Koliopoulos and KLA entered into in connection with the merger agreement further permits Dr. Koliopoulos to enter into hedging arrangements with respect to the shares of ADE common stock that he beneficially owns, so long as any counterparty to any such hedging arrangement agrees in writing to be bound by the terms of the voting agreement with respect to Dr. Koliopoulos’ shares of ADE common stock. See “The Merger Agreement — Voting Agreements” beginning on page 41.
      Stock Options. Dr. Koliopoulos and Mr. James hold options to purchase 100,000 shares and 170,000 shares, respectively, of ADE common stock. Mr. Basila does not hold any options to purchase shares of ADE common stock. As described in the section entitled “— Treatment of ADE Stock Options,” below, KLA-Tencor will assume all of Dr. Koliopoulos’ and Mr. James’ outstanding options to purchase ADE common stock in the merger.
      Each non-employee director of ADE holds options to purchase (1) 10,000 shares of ADE common stock with an exercise price of $20.74 per share, of which 2,000 are currently vested and 8,000 are not yet vested, and (2) 5,000 shares of ADE common stock with an exercise price of $21.97 per share, none of which is currently vested. Under the terms of the merger agreement, the outstanding stock options held by ADE’s non-employee directors (or former directors), whether or not exercisable or vested, will be canceled, and ADE will pay to each director at or promptly after the effective time of the merger for each such stock option an amount in cash determined by multiplying (1) the excess, if any, of (a) $32.50 over (b) the applicable exercise price of such stock option by (2) the number of shares of ADE common stock the director could have purchased (assuming full vesting of all options) had such director exercised such stock option in full immediately prior to the effective time of the merger. Based on the options held by non-employee directors, as described above, each ADE non-employee director would receive a lump sum payment of $170,250 for his options upon the closing of the merger, of which $23,520 can be attributed to vested options and $146,730 can be attributed to options not yet vested.
      The following table sets forth information regarding beneficial ownership of ADE’s common stock as of May 30, 2006, the record date for the special meeting, by (1) each ADE director, (2) ADE’s chief executive officer and each other executive officer, (3) all ADE directors and executive officers as a group and (4) each other person known to ADE to be the beneficial owner of more than five percent of ADE’s common stock on that date.

	Shares	Percentage
Name	Beneficially Owned(1)	of Total

Directors and Executive Officers:
Harris Clay(2)	885,769	6.1%
Landon T. Clay(3)	1,755,108	12.1%
H. Kimball Faulkner(4)	101,717	*
Chris L. Koliopoulos(5)	843,680	5.8%
Kendall Wright(6)	19,656	*
Brian C. James(7)	166,000	1.1%
David F. Basila(8)	342,565	2.4%
All directors and executive officers as a group (7 persons)(9)	4,114,495	27.9%
Other Five Percent Stockholders:
Mellon Financial Corporation(10)	1,045,986	7.2%
Private Capital Management, Inc.(11)	2,676,747	18.5%

*	Less than one percent.

(1)	Beneficial ownership of shares for purposes hereof, as determined in accordance with applicable SEC rules, includes shares of common stock as to which a person or entity has or shares voting power and/or investment power. Unless otherwise indicated, each beneficial owner listed above has sole voting and investment power for all of the shares of ADE common stock shown to be beneficially owned by that person or entity. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days from the date of this table.

(2)	Mr. Clay’s address is c/o ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090. Includes 2,000 shares of common stock issuable upon exercise of stock options.

(3)	Includes 240,000 shares held by the Landon T. Clay Charitable Annuity Lead Trust No. 2, 6,500 shares held by the LTC Corp. Pension and Profit Sharing Plan, 180,000 shares held by the Monadnock Charitable Lead Trust, 13,316 shares held by or on behalf of Mr. Clay’s children and 1,000 shares held by the East Hill Hedge Fund. Mr. Clay disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Clay’s address is c/o East Hill Management, 200 Clarendon Street, John Hancock Towers, Suite 6000, Boston, Massachusetts 02116. Also includes 2,000 shares of common stock issuable upon exercise of stock options.

(4)	Includes 99,717 shares held in Mr. Faulkner’s grantor retained annuity trust for which Mr. Faulkner is the trustee and has voting and investment power. Also includes 2,000 shares of common stock issuable to Mr. Faulkner upon exercise of stock options.

(5)	Dr. Koliopoulos’ address is c/o ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090. Includes 75,000 shares of common stock issuable upon exercise of stock options.

(6)	Includes 2,000 shares of common stock issuable upon exercise of stock options.

(7)	Includes 164,000 shares of common stock issuable upon exercise of stock options.

(8)	Includes 248,450 shares of common stock held by SJR Technology L.P., which is beneficially owned by Mr. Basila, his wife and his children.

(9)	Includes an aggregate of 247,000 shares of common stock issuable upon exercise of stock options.

(10)	Based solely on the most recent Schedule 13G filed by Mellon Financial Corporation, or Mellon, with the SEC on February 15, 2006. The address of Mellon is c/o One Mellon Center, Pittsburgh, Pennsylvania 15258.

(11)	Based solely on the most recent Schedule 13G/ A filed by Private Capital Management, L.P., or PCM, with the SEC on February 14, 2006. Includes 2,618,847 shares held by PCM clients and managed by PCM, as to which PCM, its Chief Executive Officer, Bruce S. Sherman, and its President, Gregg J. Powers, have shared dispositive power. Also includes 54,900 shares as to which Mr. Sherman has sole dispositive power. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group. The address of Private Capital Management, Inc. is 8889 Pelican Bay Blvd., Naples, FL 34108.

ADE’s Directors and Executive Officers
      Under the merger agreement, ADE will be permitted to pay up to an aggregate of $180,000 of compensation to non-employee directors prior to the effective time of the merger which will have accrued through the effective time. For biographical information regarding ADE’s directors and executive officers, information concerning the compensation paid to the chief executive officer and the most highly compensated executive officers of ADE other than the chief executive officer for the 2005 fiscal year, as well as any information regarding certain relationships and related transactions involving ADE’s directors and executive officers for the 2005 fiscal year, see ADE’s proxy statement used in connection with its 2005 annual meeting of stockholders.
Treatment of ADE Stock Options
      At the effective time of the merger, each outstanding option to purchase shares of ADE common stock (other than options held by non-employee directors), whether or not vested or exercisable, will cease to represent a right to acquire shares of ADE common stock and will be converted automatically into an option to purchase shares of KLA-Tencor common stock on substantially the same terms and conditions (including vesting schedule, except as provided in the Koliopoulos and James Agreements described above) as were applicable to such stock option immediately prior to the effective time of the merger, except that (1) the number of shares of KLA-Tencor common stock subject to each assumed ADE stock option shall be determined by multiplying the number of shares of ADE common stock subject to the stock option by the option exchange ratio (rounded down to the nearest whole share) and (2) the per share exercise price for shares of KLA-Tencor common stock issuable upon exercise of such assumed ADE stock option will be determined by dividing the per share exercise price set forth in the ADE stock option immediately prior to the effective time of the merger by the option exchange ratio.
Director and Officer Liability
      KLA-Tencor is obligated, for six years after the effective time of the merger, to cause the surviving corporation in the merger to indemnify and hold harmless the present and former officers and directors of ADE in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Massachusetts law or any other law, or as provided under ADE’s articles of organization and bylaws in effect on the date of the merger agreement.
      KLA-Tencor is also obligated, for six years after the effective time of the merger, to cause the surviving corporation in the merger to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each present and former officer and director of ADE currently covered by ADE’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount that are not less favorable than those of the policy that is currently in effect. KLA-Tencor is not obligated to pay an aggregate premium for insurance coverage in excess of 250% of the amount per year that ADE paid in its last full fiscal year.

THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this proxy statement and incorporated herein by reference. We urge you to read carefully the full text of the merger agreement.
Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement
      The summary of the terms of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about KLA-Tencor or ADE without consideration to the entirety of public disclosure by KLA-Tencor and ADE as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. KLA-Tencor and ADE will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.
      General. Under the merger agreement, South, a wholly owned subsidiary of KLA-Tencor will merge with and into ADE, with ADE continuing as the surviving corporation. As a result of the merger, ADE will become a wholly owned subsidiary of KLA-Tencor. The merger agreement also provides that the directors of South at the effective time of the merger will be the directors of the surviving corporation, and the officers of ADE will be the officers of the surviving corporation, until, in each case, their respective successors are duly elected or appointed and qualified in accordance with applicable law.
      Effective Time of the Merger. As soon as practicable (and no later than on the second business day) after the satisfaction or waiver of the conditions to the merger, South and ADE will file a certificate of merger and articles of merger with the Delaware Secretary of State and the Massachusetts Secretary of the Commonwealth, respectively. The merger will become effective when the certificate of merger and the articles of merger are filed.
Consideration to Be Received in the Merger; Treatment of Stock Options
      The merger agreement provides that, at the effective time of the merger:

•	each share of ADE common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $32.50 in cash (without interest);

•	except as set forth under the next bullet point, each ADE stock option outstanding under any ADE stock option or compensation plan, agreement or arrangement of ADE at the effective time of the merger will be converted into an option to acquire, on substantially the same terms and conditions previously applicable, shares of KLA-Tencor common stock, except that the number of shares of KLA-Tencor common stock underlying the new KLA-Tencor option will equal the number of shares of ADE common stock for which the corresponding ADE option was exercisable, multiplied by the option exchange ratio (rounded, if necessary, down to the nearest whole share). The per share exercise price for the shares of KLA-Tencor common stock issuable upon exercise of such assumed ADE stock option will be determined by dividing the per share exercise price set forth in the ADE stock option immediately prior to the effective time of the merger by the option exchange ratio. KLA-Tencor has agreed to take all actions required under the rules and regulations of The Nasdaq National Market with respect to the assumed ADE stock options and to register the shares of KLA-Tencor common stock underlying the assumed options;

•	each ADE stock option held by a non-employee director or former director of ADE outstanding at the effective time of the merger will be canceled, and ADE will pay each holder for each such option an amount of cash equal to: the product of (i) the excess, if any, of (A) $32.50 over (B) the exercise price of each such option and (ii) the number of shares of ADE common stock the holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the effective time of the merger; and

•	shares of ADE common stock held as treasury stock or owned by ADE, KLA-Tencor or KLA-Tencor’s subsidiaries will be cancelled. None of KLA-Tencor or its subsidiaries currently owns any shares of ADE common stock.

      For a further discussion of the treatment of ADE stock options and other employee benefit plans under the merger agreement, see “Interests of Certain Persons in the Merger” beginning on page 28.
Exchange of Certificates in the Merger
      Prior to the effective time of the merger, KLA-Tencor will appoint an exchange agent to handle the exchange of ADE stock certificates or uncertificated shares of ADE common stock for the merger consideration. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange ADE stock certificates or uncertificated shares of ADE common stock for shares of KLA-Tencor common stock, to each former ADE stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering ADE stock certificates or transferring uncertificated ADE common stock.
      ADE stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, or transfer their uncertificated shares of ADE common stock, will receive the merger consideration into which the shares of ADE common stock were converted in the merger. After the effective date of the merger, each certificate or uncertificated share that previously represented shares of ADE common stock will only represent the right to receive the merger consideration into which those shares of ADE common stock have been converted.
Covenants
      KLA-Tencor and ADE have each undertaken certain covenants in the merger agreement concerning the conduct of their respective businesses between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants:
      No Solicitation. ADE has agreed that it and its subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors will not, directly or indirectly:

•	solicit, initiate or take any action that could reasonably be expected to facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to ADE or any of its subsidiaries or afford access to the business, properties, assets, books or records of ADE or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that a person acting in good faith would reasonably believe is seeking to make, or has made, an acquisition proposal, except to notify such third party as to the existence of these provisions;

•	fail to make when required, withdraw or modify in a manner adverse to KLA-Tencor its recommendation of the merger that the ADE stockholders approve the merger proposal (or recommend an acquisition proposal or take any action or make any public statement inconsistent with such recommendation);

•	grant any third party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ADE or any of its subsidiaries; or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal.

      The merger agreement provides that the term “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of ADE and its subsidiaries or 20% or more of any class of equity or voting securities of ADE or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of ADE, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of ADE or (3) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ADE or any of its subsidiaries that, if consummated, would result in such third party or its stockholders beneficially owning 20% or more of any class of equity or voting securities of ADE or the surviving entity in such transaction.
      The merger agreement also provides that, notwithstanding the foregoing, prior to receiving the approval of the ADE stockholders in connection with the merger, ADE’s board of directors, directly or indirectly through advisors, agents or other intermediaries, may:

•	engage in negotiations or discussions with any third party or the third party’s representatives that has made a bona fide, unsolicited written acquisition proposal that ADE’s board of directors reasonably believes will lead to a superior proposal;

•	thereafter furnish to such third party nonpublic information relating to ADE or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the ADE than those contained in the confidentiality agreement dated as of September 23, 2005 between ADE and KLA-Tencor;

•	following a determination by ADE’s board of directors that such acquisition proposal is a superior proposal, make an adverse recommendation change; and/or

•	take any action ordered by a court of competent jurisdiction;
provided, that in each case above ADE must provide KLA-Tencor with prior written notice of its decision to take such action and in each of the first three cases above ADE’s board of directors must determine in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
      Under the terms of the merger agreement, a “superior proposal” means any bona fide, unsolicited written acquisition proposal (with the references to “20% or more” contained therein being replaced with “75% or more”) on terms that ADE’s board of directors determines in good faith by a majority vote, after considering the advice of ADE’s financial advisor and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to ADE’s stockholders than as provided under the merger agreement and the transactions contemplated thereby and for which financing, if a cash transaction, is then fully committed or reasonably determined to be available by ADE’s board of directors.
      ADE is permitted to take any actions in order to comply with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an acquisition proposal, except that ADE’s board of directors may not recommend that ADE’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless ADE’s board of directors determines in good faith by a majority vote, after considering advice from its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.
      Covenant to Recommend. ADE has agreed that its board of directors will recommend approval of the merger proposal to the ADE stockholders.
      However, ADE’s board is permitted to withdraw or to modify or to qualify in a manner adverse to KLA-Tencor such recommendation of the merger, before receipt of the approval of ADE’s stockholders if:

•	following receipt of a bona fide written acquisition proposal with respect to which its board of directors reasonably believes in good faith by majority vote, after consultation with its outside legal counsel, there is a reasonable likelihood that such acquisition proposal could result in a superior proposal; and

•	ADE’s board of directors determines in good faith that the failure to effect a change in its recommendation of the merger could be reasonably expected to result in a breach of its fiduciary duties under applicable law.
      Operations of ADE Pending Closing. ADE has undertaken a covenant that places restrictions on it and its subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, ADE and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.
      ADE has agreed that, except as required by law or as permitted by the merger agreement, it will not do any of the following:

•	enter into any contract, agreement, lease, license, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other instrument, obligation or commitment as specified in the merger agreement;

•	adopt or propose to adopt any change to ADE’s articles of organization or bylaws;

•	reclassify, recapitalize, split, combine, exchange or readjust any shares of capital stock of ADE;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of ADE, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, ADE or any of its subsidiaries;

•	issue, sell, pledge, dispose of, grant, or encumber, except in each case as permitted by the merger agreement for issuances of shares upon the exercise of existing options or under ADE’s employee stock purchase plan or grants of a limited number of stock options:

•	any shares of its capital stock of any class;

•	any options, warrants, convertible securities or other rights to acquire any shares of such capital stock; or

•	any other ownership interest of ADE or any of its subsidiaries;

•	amend any material term of any outstanding security of ADE or any of its subsidiaries;

•	grant severance or termination pay or increase employee benefits or compensation above limits set forth in the merger agreement;

•	enter into any plan or agreement of merger or consolidation involving ADE or any of its subsidiaries, or involving any acquisition by ADE or any of its subsidiaries of a material amount of stock or assets of any other entity;

•	sell or otherwise dispose of any material subsidiary or sell, lease, license or otherwise dispose of any assets, securities or property in each case material to ADE and its subsidiaries, on a consolidated basis, except either pursuant to existing contracts or commitments or in the ordinary course consistent with past practice;

•	incur, assume or guarantee any material indebtedness for borrowed money;

•	create or otherwise incur any lien on any asset of ADE or any of its subsidiaries;

•	make any loan, advance or capital contribution in excess of $1,000,000 to or investment in any entity;

•	change any method of accounting or accounting principles or practice by ADE or any of its subsidiaries, except for any such change required by reason of a concurrent change in Generally Accepted Accounting Principles, or GAAP, or Regulation S-X under the Exchange Act; or

•	authorize, agree or commit to do any of the foregoing.
      Reasonable Best Efforts Covenant. KLA-Tencor and ADE have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to complete the merger and the other transactions contemplated thereby, including:

•	to prepare and to file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	to obtain and to maintain all required approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	to defend any lawsuits or other proceedings challenging the merger agreement; and

•	to satisfy the conditions to closing.
      ADE and KLA-Tencor will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. ADE and KLA-Tencor will use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by the merger agreement.
      Other Covenants. The merger agreement contains certain other covenants, including covenants relating to access to information and cooperation between KLA-Tencor and ADE in the preparation of this proxy statement and other governmental filings, public announcements and certain tax matters.
      KLA-Tencor has also agreed to indemnify present and former directors and officers of ADE to the fullest extent permitted by applicable law for a period of six years after the effective time of the merger and to provide officers’ and directors’ liability insurance covering such persons for acts and omissions occurring prior to the effective time of the merger (subject to limitations on increases in the premium). In addition, for a period of one year, KLA-Tencor has agreed to provide benefits to ADE employees who continue their employment with ADE after the merger that, in the aggregate, are substantially similar to or more advantageous than the benefits KLA-Tencor provides to its own employees serving in comparable positions.
Representations and Warranties
      The merger agreement contains a number of representations and warranties with respect to KLA-Tencor and ADE. The representations and warranties are subject, in some cases, to specified exceptions and qualifications.

      Reciprocal representations and warranties relate to, among other things:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of the certificate of incorporation or articles of organization, bylaws, law or material agreements as a result of the merger;

•	information supplied for use in this proxy statement;

•	payment of fees to finders or brokers in connection with the merger agreement; and

•	governmental authorization.
      Additional representations and warranties made by ADE relate to, among other things:

•	the unanimous approval by its board of directors of the merger agreement and the transactions contemplated by the merger agreement;

•	its capitalization, including in particular the number of shares of ADE common stock and stock options outstanding;

•	corporate existence, qualification to conduct business, corporate standing and power and capitalization of its subsidiaries;

•	the absence of certain changes to ADE or its subsidiaries or events not in the ordinary course consistent with past practices since April 30, 2005 through February 22, 2006;

•	the absence of any violation of any applicable law and court order which could reasonably be expected to have a material adverse effect and to the knowledge of ADE, absence of any investigation or threat or notice of such violation;

•	the absence of any action, suit or proceeding pending that could reasonably be expected to have a material adverse effect or that challenges or seeks to prevent, enjoin, alter or materially delay the merger or any of the transactions contemplated by the merger agreement;

•	filings with the SEC, disclosure controls and procedures, internal control over financial reporting and financial statements;

•	the absence of outstanding loans or other extensions of credit by ADE or its subsidiaries to any executive officer or director of ADE, and compliance with Section 402 of the Sarbanes-Oxley Act of 2002;

•	certain tax matters;

•	absence of undisclosed material liabilities;

•	the significant contractual agreements to which ADE or any of its subsidiaries is a party;

•	employment and labor matters;

•	the absence of interested party transactions;

•	opinion of ADE’s financial advisor;

•	its intellectual property;

•	its properties and assets;

•	certain environmental matters with respect to ADE; and

•	actions related to antitakeover statutes.
      The additional representations and warranties made by KLA-Tencor relate to, among other things:

•	the ownership of South;

•	the absence of any business activity by the South other than as contemplated by the merger agreement;

•	the absence of the necessity for KLA-Tencor’s stockholders to approve the merger proposal;

•	KLA-Tencor’s current assets as of March 31, 2006;

•	the absence of any changes since June 30, 2005 that have had or would reasonably be expected to have a material adverse effect on KLA-Tencor’s ability to complete the merger; and

•	KLA-Tencor’s ability to pay the merger consideration and satisfy its other financial obligations under the merger agreement.
Conditions to the Merger

Conditions to the Obligations of both KLA-Tencor and ADE
      The companies’ respective obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger proposal by the ADE stockholders in accordance with Massachusetts law;

•	the absence of any applicable law that will prohibit the consummation of the merger; and

•	the expiration or termination of any applicable waiting period under the HSR Act relating to the merger (which has already occurred).

Conditions to the Obligations of KLA-Tencor and South
      KLA-Tencor’s and South’s obligations to complete the merger are subject to the satisfaction or waiver prior to the effective time of the merger of the following conditions:

•	ADE’s performance in all material respects of all covenants that it is required to perform pursuant to the merger agreement;

•	as of the effective time of the merger (other than representations and warranties that are made as of a specified date, which need only be accurate as of such specified date), the accuracy of (1) ADE’s representations and warranties which are not qualified as to materiality or material adverse effect and (2) ADE’s representations and warranties which are qualified as to materiality or material adverse effect, disregarding such qualifications and exceptions, in each case, except for such inaccuracies as have not and would not reasonably be expected to have over a commercially reasonable period of time (which period of time shall not be less than one year), individually or in the aggregate, a material adverse effect on ADE;

•	the absence of any instituted or pending action or proceeding by any governmental authority:

•	challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger or seeking to obtain material damages relating to the transactions contemplated by the merger;

•	seeking to restrain or prohibit KLA-Tencor’s, South’s or any of KLA-Tencor’s other affiliates’ (1) ability effectively to exercise full rights of ownership of ADE common stock, or (2) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of ADE and its subsidiaries, taken as a whole, or of KLA-Tencor and its subsidiaries, taken as a whole; or

•	seeking to compel KLA-Tencor and its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of ADE and its subsidiaries, taken as a whole, or of KLA-Tencor and its subsidiaries, taken as a whole; and

•	ADE having not suffered from any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.
      ADE represented to KLA-Tencor in the merger agreement that as of the date of that agreement there was no litigation pending challenging the merger. It is a condition to KLA-Tencor’s obligation to complete the merger that this representation be true as of the closing date, with only such exceptions as would not be reasonably likely to result in a material adverse effect on ADE. The lawsuit referred to in “The Proposed Merger — Legal Proceeding Relating to the Merger” on page 27 could give KLA-Tencor the right not to consummate the merger if, as of the closing date, such lawsuit would be reasonably likely to result in a material adverse effect on ADE. KLA-Tencor has not waived any such right.

Conditions to the Obligations of ADE
      ADE’s obligations to complete the merger are subject to the satisfaction or waiver prior to the effective time of the merger of the following conditions:

•	KLA-Tencor’s and South’s performance in all material respects of all covenants that they are required to perform pursuant to the merger agreement;

•	as of the effective time of the merger (other than representations and warranties that are made as of a specified date, which need only be accurate as of such specified date), the accuracy of (1) KLA-Tencor’s and South’s representations and warranties which are not qualified as to materiality or material adverse effect and (2) KLA-Tencor’s and South’s representations and warranties which are qualified as to materiality or material adverse effect, disregarding such qualifications and exceptions, in each case, except for such inaccuracies as have not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on KLA-Tencor; and

•	the absence of any event, change or development that has had or would reasonably be expected to have a material adverse effect on KLA-Tencor’s ability to consummate the merger.
Termination
      KLA-Tencor’s board of directors and ADE’s board of directors may jointly agree to terminate the merger agreement at any time before completing the merger. In addition, the merger agreement may be terminated by either KLA-Tencor or ADE if:

•	the merger has not been completed by August 28, 2006, except that if, on August 28, 2006, all conditions to the completion of the merger have been satisfied or waived other than the condition relating to foreign antitrust approvals, ADE may extend such date by up to 75 days;

•	there is any permanent legal prohibition to consummating the merger; or

•	the merger proposal is not approved by ADE’s stockholders at the special meeting.
      KLA-Tencor may also terminate the merger agreement if:

•	ADE’s board of directors withdraws, modifies or changes its approval of the merger agreement and the transactions contemplated thereby or its recommendation of the merger to its stockholders;

•	ADE enters into, or publicly announces its intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal;

•	ADE breaches any representation, warranty, covenant or agreement under the merger agreement and such breach causes any condition to KLA-Tencor’s obligations to complete the merger not to be satisfied and to be incapable of being satisfied by the end date; or

•	ADE willfully and materially breaches its obligations not to solicit acquisition proposals or other offers. See “The Merger Agreement — No Solicitation” above.

      ADE may also terminate the merger agreement if:

•	KLA-Tencor or South breaches any of their respective representations, warranties, covenants or agreements under the merger agreement and such breach causes any condition to ADE’s obligations to complete the merger to not be satisfied and to be incapable of being satisfied by the end date; or

•	prior to receiving the approval of its stockholders of the merger agreement and the transactions contemplated thereby, ADE’s board of directors authorizes ADE to terminate the merger agreement to enter into an agreement with respect to a superior proposal, except that ADE cannot terminate the merger agreement for this reason unless (1) ADE provides KLA-Tencor with three business day advance written notice of its intent to terminate the merger agreement, including the material terms and conditions of the superior proposal, (2) KLA-Tencor, within three business days of receiving such notice from ADE, does not make an offer that the board of directors of ADE determines, in good faith after consultation with its financial advisors, is at least as favorable to the ADE stockholders as the transaction as set forth in such written notice (and ADE will not enter into any such binding, definitive agreement during such three business day period) and (3) ADE pays KLA-Tencor the fee described in “The Merger Agreement — Termination Fee Payable by ADE” below at or prior to such termination.
      If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach thereof. However, some provisions of the merger agreement including those relating to termination fees and expenses, as well as the confidentiality agreement entered into between KLA-Tencor and ADE, will continue in effect notwithstanding termination of the merger agreement.
Termination Fee Payable by ADE
      ADE has agreed to pay KLA-Tencor a fee of $15 million if the merger agreement is terminated:

•	by KLA-Tencor if ADE’s board of directors withdraws, modifies or changes its approval of the merger agreement or its recommendation of the merger to its stockholders;

•	by KLA-Tencor if ADE enters into, or publicly announces its intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal;

•	by KLA-Tencor if ADE has willfully and materially breached its obligations not to solicit acquisition proposals or other offers; and

•	by ADE if at any time prior to receiving the approval of the merger proposal by ADE’s stockholders, ADE enters into a definitive agreement with respect to a superior proposal by a third party;

•	by KLA-Tencor or ADE following the failure of the merger to be completed by the end date, provided that prior to the end date, an acquisition proposal was made with respect to ADE and within 12 months following the termination of the merger agreement, ADE consummates an alternative business combination; or

•	by KLA-Tencor or ADE following the failure by ADE’s stockholders to approve the merger proposal at the special meeting, provided that prior to the special meeting, an acquisition proposal was made with respect to ADE and within 12 months following the termination of the merger agreement, ADE consummates an alternative business combination.
      For purposes of this proxy statement, the term “alternative business combination” means any of the following transactions (other than the transactions contemplated by the merger agreement): (1) ADE merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (2) a third party, directly or indirectly, acquires more than 50% of the total assets of ADE and its subsidiaries, taken as a whole; (3) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of ADE common stock; or (4) ADE adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of ADE common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of ADE and its subsidiaries, taken as a whole.
Expense Reimbursement by KLA-Tencor
      KLA-Tencor has agreed to reimburse up to $2 million of ADE’s expenses relating to the merger agreement if the merger agreement is terminated as a result of any one of certain conditions to ADE’s obligation to complete the merger not having been satisfied.
Other Expenses
      Except as provided above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, other than any termination fee payable upon termination under “The Merger Agreement — Termination Fee Payable by ADE” described above, will be paid by the party incurring such expenses.
Amendments; Waivers
      Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after approval of the merger proposal by ADE stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for shares of ADE common stock.
Voting Agreements
      As a condition to KLA-Tencor’s and South’s entering into the original merger agreement on February 22, 2006, the directors and executive officers of ADE entered into voting agreements with KLA-Tencor. By entering into the voting agreements, these parties have agreed to vote shares of ADE stock that they beneficially own in favor of the merger proposal. They have also granted KLA-Tencor their proxies, with the limited right to vote such parties’ shares beneficially owned as of February 22, 2006 in favor of the merger proposal.
      The ADE stockholders who are parties to the voting agreements have agreed to certain limitations on their ability to sell, transfer or otherwise dispose of a portion of any shares of KLA-Tencor common stock received in connection with the merger, except that the voting agreements permit these parties to donate up to 12,000 shares to a charity. In addition, the ADE directors and executive officers may make additional gifts with the approval of KLA-Tencor. Such shares would not be subject to the provisions of the voting agreement. In addition, the voting agreement between KLA-Tencor and Dr. Koliopoulos permits certain hedging arrangements, provided that any counterparty to any such hedging arrangement will, as a condition to such transaction, agree in writing to be bound by the terms of such voting agreement.
      As of May 30, 2006, the record date for the special meeting, the ADE stockholders who are parties to the voting agreements collectively beneficially owned shares representing 27.9% of the votes attributable to outstanding shares of ADE’s common stock.
      None of the ADE stockholders who are parties to the voting agreements was paid additional consideration in connection with the voting agreements.

      In addition, each of the parties to the voting agreements has agreed not to and not to permit any of its agents to in any way (1) solicit or initiate any proposal for an alternative acquisition or (2) engage in negotiations with, or disclose any nonpublic information relating to ADE or afford access to information regarding ADE or its subsidiaries to any person that may be considering making or who has made a proposal for an alternative acquisition. The parties to the voting agreements further agreed to keep KLA-Tencor fully informed of the status and details of any proposal for an alternative acquisition of which such party is aware.
      The voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger.
No Dissenters’ or Appraisal Rights
      ADE stockholders are not entitled to any dissenters’ or appraisal rights in connection with the merger.

INFORMATION ABOUT THE ADE SPECIAL MEETING AND VOTING
      ADE’s board of directors is using this proxy statement to solicit proxies from the stockholders of ADE at the special meeting. This proxy statement is first being mailed to ADE stockholders on or about June 16, 2006.
      This proxy statement contains important information regarding the special meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.
Date, Time and Place of the Special Meeting
      The special meeting will be held on July 13, 2006 at 10:00 a.m., Eastern time, at ADE’s corporate headquarters located at 80 Wilson Way, Westwood, Massachusetts.
Purpose of the Special Meeting
      The purpose of the special meeting is:

1. To approve the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 2006, among KLA-Tencor, ADE and South, a copy of which is attached as Annex A to this proxy statement. This proposal is referred to in this proxy statement as the merger proposal;

2. To permit ADE’s board of directors or its chairman in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the merger proposal; and

3. To act upon such other matters as may properly come before the special meeting.
Stockholder Record Date for the Special Meeting
      ADE’s board of directors has fixed the close of business on May 30, 2006 as the record date for determining which ADE stockholders are entitled to notice of, and to vote at, the special meeting. On the record date, there were 14,496,061 shares of ADE common stock outstanding, held by approximately 83 holders of record.
      During the period beginning on June 20, 2006 through the time of the special meeting, ADE will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Westwood, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present.
Quorum; Vote Required for Each Proposal
      Quorum. A majority of the shares of ADE common stock outstanding on the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the special meeting, each share of ADE common stock is entitled to one vote on all matters properly submitted to ADE stockholders.
      Proposal Number One: The affirmative vote of the holders of at least 66 2/3 % of the outstanding shares of ADE common stock outstanding on the record date is required to approve the ADE merger proposal.
      Proposal Number Two: The affirmative vote of the holders of a majority of the shares of ADE common stock present at the special meeting in person or by proxy and entitled to vote on the proposal is required to permit ADE’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies in favor of the ADE merger proposal.

      ADE’s board of directors unanimously recommends that ADE stockholders vote “FOR” each of the proposals.
Shares Beneficially Owned by ADE Directors and Executive Officers
      The directors and executive officers of ADE beneficially owned and were entitled to vote, or shared the right to vote, 4,114,495 shares of ADE common stock, or approximately 27.9% of the total outstanding shares of ADE common stock on the record date, and each of them has indicated his intention, and has agreed, to vote “FOR” each of the proposals. See “The Merger Agreement — Voting Agreements” beginning on page 41.
Voting Procedures
      ADE stockholders may vote by returning the enclosed proxy card by mail or in person at the special meeting. All shares of ADE common stock represented by properly executed proxy cards received before or at the special meeting will be voted in accordance with the instructions indicated on those proxy cards.
      If no instructions are indicated on a properly executed proxy, the shares will be voted “FOR” each of the proposals. You are urged to sign and return the proxy card even if you plan to attend the special meeting. In this way, your shares will be voted even if you are unable to attend the special meeting.
      If a properly executed proxy card is returned and the stockholder has abstained from voting on one or more of the proposals, the ADE common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and entitled to vote on the abstained proposal or proposals.
      If you received more than one proxy card, that indicates your shares are held in more than one account. Please sign and return all proxy cards to be sure that all your shares are voted for you by the individuals named on the proxy card.
      If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to be entitled to vote on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.
      Failure to vote and broker non-votes for the ADE merger proposal will have the same effect as a vote against the merger proposal at the special meeting, but no effect on the proposal to grant discretionary authority to ADE’s board of directors or its chairman to adjourn the special meeting to further solicit proxies in favor of the merger proposal. Abstentions will have the effect of a vote against both proposals.
Revoking Your Proxy
      You may change your vote or revoke your proxy at any time before it is voted at the meeting. In order to do this, you must: (1) sign and return another proxy at a later date, OR (2) give written permission to the Clerk of ADE at or before the special meeting at 80 Wilson Way, Westwood MA 02090, OR (3) attend the special meeting and vote in person. Any one of these actions will revoke an earlier proxy from you. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.
Voting Confidentiality
      Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Adjournment or Postponement
      If Proposal Number Two is approved at the special meeting, ADE may adjourn or postpone the special meeting if necessary to solicit further proxies for the ADE merger proposal. In addition, ADE may adjourn or postpone the special meeting as set forth in ADE’s articles of organization or bylaws or as otherwise permitted by law.
Other Business
      ADE is not aware of any business to be acted on at the special meeting, except as described in this proxy statement. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and according to their best judgment and applicable law unless the proxy indicates otherwise.
Solicitation of Proxies
      Proxies may be solicited by directors, officers and employees of ADE and also by representatives of KLA-Tencor by mail, by telephone, in person or otherwise. They will receive no additional compensation for any solicitation efforts. In addition, ADE will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of ADE common stock and obtain voting instructions from the beneficial owners. ADE will reimburse those firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.
      ADE has hired The Altman Group, Inc. to assist in obtaining proxies from its stockholders on a timely basis. ADE will pay The Altman Group a fee of $7,500, plus additional fees for additional services if they are provided and plus its reasonable expenses for these services.
      ADE stockholders should not send in any stock certificates with their proxy card. If you are an ADE stockholder, a transmittal letter with instructions for the surrender of your ADE stock certificates will be mailed to you as soon as practicable after consummation of the merger.
STOCKHOLDER PROPOSALS FOR ADE’S 2006 ANNUAL MEETING
      ADE’s 2006 annual meeting of stockholders will be held only if the merger is not consummated. If ADE’s 2006 annual meeting of stockholders is held, stockholder proposals must have been received by ADE no later than April 21, 2006 in order to be considered for inclusion in the proxy statement for ADE’s 2006 annual meeting of stockholders (no such proposals were received). A stockholder who intends to present a proposal at ADE’s 2006 annual meeting of stockholders and who intends to conduct his or her own proxy solicitation must submit the proposal so it is received by ADE no later than July 5, 2006. Proposals should be sent to the attention of the President at ADE’s offices at 80 Wilson Way, Westwood, Massachusetts 02090.
      Stockholder nominations for election to the board at the 2006 annual meeting of stockholders must be submitted to ADE by June 23, 2006 and must include (1) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the stockholder is a holder of record of stock of ADE entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (4) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (5) the consent of each nominee to serve as a director of ADE if so elected.

WHERE YOU CAN FIND MORE INFORMATION
      ADE files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room Room 1580 100 F Street, N.E. Washington, D.C. 20549
      Please call the SEC at (202) 551-8090 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at the address set forth above, at prescribed rates. ADE’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov. ADE’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of ADE common stock, to whom this proxy statement is delivered, without charge, upon request directed to ADE at ADE Corporation, 80 Wilson Way, Westwood, MA 02090, Attention: Investor Relations, with a copy to the attention of ADE’s chief financial officer, or by calling (781) 467-3500. You can also get more information by visiting ADE’s website at www.ade.com. Website materials are not part of this proxy statement.
      You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by ADE or any other person. You should not assume that the information in this proxy statement is accurate as of any date other than June 14, 2006 (unless an earlier date is otherwise specified), and its mailing to ADE stockholders shall not create any implication to the contrary. ADE has supplied all information contained in this proxy statement relating to ADE and its affiliates. KLA-Tencor has supplied all information contained in this proxy statement relating to KLA-Tencor and its affiliates.

ANNEX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about KLA-Tencor or ADE. The terms and other information in the merger agreement should not be relied upon as disclosure about KLA-Tencor or ADE without consideration of the entirety of KLA-Tencor’s and ADE’s public disclosure as set forth in their respective public filings with the Securities and Exchange Commission. KLA-Tencor’s and ADE’s other public disclosure can be found elsewhere in this proxy statement and in the other public filings that KLA-Tencor and ADE make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties KLA-Tencor and ADE made to each other for purposes of allocating contractual risk among the parties to the agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that KLA-Tencor and ADE have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules and may be subject to standards of materiality that differ from those applicable to investors. Neither KLA-Tencor nor ADE believe that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in KLA-Tencor’s or ADE’s respective public disclosures.

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
dated as of
May 26, 2006
among
KLA-TENCOR CORPORATION,
ADE CORPORATION
and
SOUTH ACQUISITION CORPORATION

A-i

A-ii

A-iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
      AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 26, 2006 among KLA-Tencor Corporation, a Delaware corporation (“Parent”), ADE Corporation, a Massachusetts corporation (the “Company”), and South Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
      WHEREAS, Parent, the Company and Merger Subsidiary entered into an Agreement and Plan of Merger (the “Original Agreement”) dated as of February 22, 2006 (the “Original Execution Date”);
      WHEREAS, Parent, the Company and Merger Subsidiary desire to amend and restate the Original Agreement on the terms set forth in this Agreement;
      WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into the Original Agreement, each Person listed on Annex A to the Original Agreement entered into a voting agreement in the form attached to the Original Agreement as Exhibit A; and
      WHEREAS, each such voting agreement remains in effect and is applicable to this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree that the Original Agreement shall be amended and restated as follows:
ARTICLE 1
Definitions
      Section 1.01.     Definitions. (a) As used herein, the following terms have the following meanings:
      “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in such Third Party or its stockholders beneficially owning 20% or more of any class of equity or voting securities of the Company or the surviving entity in such transaction.
      “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
      “Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person.
      “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
      “Closing Date” means the date of the Closing.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Company Balance Sheet” means the consolidated balance sheet of the Company as of April 30, 2005, and the footnotes thereto set forth in the Company 10-K.
      “Company Balance Sheet Date” means April 30, 2005.

      “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
      “Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto as Schedule A.
      “Company Stock Option Plans” means the Company’s 2000 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1995 Stock Option Plan, in each case as amended.
      “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2005.
      “Delaware Law” means the General Corporation Law of the State of Delaware.
      “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.
      “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.
      “ERISA” means the Employee Retirement Income Security Act of 1974.
      “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
      “GAAP” means generally accepted accounting principles in the United States.
      “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
      “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
      “Intellectual Property” shall mean the rights associated with trademarks, service marks, trade names, and internet domain names, together with registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.
      “International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.
      “Knowledge” of the Company means the actual knowledge of the employees of the Company set forth in the Company Disclosure Schedule. The Company employees so listed on the Company Disclosure Schedule are referred to herein as the “Company Senior Employees.”
      “Law” means any domestic or foreign federal, state, provincial, local, municipal or other law, statute, code, constitution, treaty, convention, ordinance, rule, regulation, administrative, executive or other order

(whether temporary, preliminary or permanent) of any Governmental Authority, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Authority, in any case that are in force as of the Original Execution Date or that come into force during the term of this Agreement, and as amended unless expressly specified otherwise.
      “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than Permitted Liens. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset (unless such interest constitutes a Permitted Lien).
      “Massachusetts Law” means the Massachusetts Business Corporation Act (Massachusetts General Laws Chapter 156D), unless (and solely to the limited extent that) the Business Corporation Law of the Commonwealth of Massachusetts (Massachusetts General Laws Chapter 156B) is otherwise applicable, in which case, it shall mean the Business Corporation Law of the Commonwealth of Massachusetts (Massachusetts General Laws Chapter 156B).
      “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such Person: (i) any change in the market price or trading volume of such Person; (ii) with respect to the Company, any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of its obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iii) any change arising out of conditions affecting the economy or industry of such Person in general which does not affect such Person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; or (iv) with respect to the Company, any short-term adverse change in the Company’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Company’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Company’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).
      “Nasdaq” means the Nasdaq National Market.
      “1933 Act” means the Securities Act of 1933, as amended.
      “1934 Act” means the Securities Exchange Act of 1934, as amended.
      “Option Exchange Ratio” means a fraction, the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the Nasdaq over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs.
      “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.
      “Permitted Liens” means (i) mechanic’s and other similar statutory liens that are not material in nature or amount, (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith and reflected in financial statements of the Company contained within a Company SEC Document, (iii) liens for which adequate reserves have been established on the books of the Company; provided that such reserves are reflected in the Company Balance Sheet, (iv) restrictions on transfers of securities under applicable securities Laws, and (v) liens that do not materially impair the use or operation of the property or assets subject thereto.

      “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
      “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications, (ii) trademark registrations (including Internet domain registrations) and pending trademark applications, and (iii) copyright registrations and pending copyright applications.
      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
      “SEC” means the Securities and Exchange Commission.
      “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
      “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company ESPP	7.04
Company Material Contracts	4.14
Company Preferred Stock	4.05
Company Proprietary Product	4.18
Company Real Property Leases	4.20
Company Registered Intellectual Property	4.18
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Continuing Employees	7.04
Effective Time	2.01
Employee Plans	4.21
End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.03
Internal Controls	4.07
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble

Term	Section

Multiemployer Plan	4.21
Original Agreement	Recitals
Original Execution Date	Recitals
Parent	Preamble
Parent ESPP	7.04
Payment Event	11.04
Proxy Statement	4.09
Reimbursement Cap	11.04
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.19
Taxing Authority	4.19
Tax Return	4.19
Tax Sharing Agreements	4.19
Uncertificated Shares	2.03
      Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
The Merger
      Section 2.01.     The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law and Massachusetts Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
      (b) As soon as practicable (and in any event not later than two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, the Company and Merger Subsidiary shall file a certificate of merger and articles of merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and make all other filings or recordings required by Delaware Law and Massachusetts Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger and the articles of merger are duly filed with the Delaware Secretary of State and the Massachusetts Secretary of State in accordance with Delaware Law and Massachusetts Law.
      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law and Massachusetts Law.
      (d) Upon the terms and subject to the conditions set forth herein, the consummation of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, unless another place is agreed to in writing by the parties hereto.
      Section 2.02.     Conversion of Shares. At the Effective Time:

(a) except as otherwise provided in Section 2.02(b) and Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.50 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
      Section 2.03.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). At the Effective Time, Parent shall make available to the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
      (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
      Section 2.04.     Stock Options. (a) Subject to Section 2.04(b), as of the Effective Time, each stock option outstanding under any stock option or compensation plan, agreement or arrangement of the Company (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock on substantially the same terms and conditions (including vesting schedule) as applied to such Company Stock Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each assumed Company Stock Option shall be determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option by (B) the Option Exchange Ratio (such product to be rounded down to the nearest whole share); and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing (A) the per share exercise price for the shares of Company Common Stock in respect of which such Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Option Exchange Ratio.
      (b) At or immediately prior to the Effective Time, each Company Stock Option held by a non-employee director or former director of the Company outstanding under any employee stock option or compensation plan or arrangement of the Company, whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of (A) the per share Merger Consideration over (B) the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.
      (c) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of options to purchase shares of Company Common Stock granted under the Company’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04. Notwithstanding any other provision of this Section 2.04, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.
      (d) To the extent the Company Stock Options are assumed by Parent pursuant to Section 2.04(a) above: (i) Parent shall take such actions as are necessary for such assumption of Company Stock Options, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04; (ii) Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Common Stock subject to such assumed Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such assumed Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding; (iii) Parent shall take all actions required under the rules and regulations of the Nasdaq with respect to the assumption by it of the Company Stock Options; and (iv) it is intended that the Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options (as defined in Section 422 of the Code) to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and this Section 2.04 shall be construed consistent with such intent.
      Section 2.05.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up or combination, exchange or readjustment of shares of Company Common Stock, or any stock dividend thereon (including any dividend of Company Common Stock or any securities convertible into Company Common Stock) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
      Section 2.06.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
      Section 2.07.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
The Surviving Corporation
      Section 3.01.     Articles of Organization. The articles of organization of the Company in effect at the Effective Time shall be the articles of organization of the Surviving Corporation until amended in accordance with Applicable Law.
      Section 3.02.     Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
      Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
      Except as expressly set forth in the Company Disclosure Schedule, subject to Section 11.05, the Company represents and warrants to Parent that:
      Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered or made available (including through the SEC’s EDGAR system) to Parent true and complete copies of the articles of organization and bylaws of the Company as currently in effect.
      Section 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.
      (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).
      Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger and the filing of articles of merger with respect to the Merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,

(ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
      Section 4.04.     Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (taking into account for these purposes only the adverse effects specified in clause (ii) of the definition of Material Adverse Effect) or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
      Section 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value (the “Company Preferred Stock”). As of February 21, 2006, there were outstanding 14,462,887 shares of Company Common Stock, no shares of Company Preferred Stock and employee stock options to purchase an aggregate of 701,784 shares of Company Common Stock (of which options to purchase an aggregate of 406,430 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.
      (b) Except as set forth in this Section 4.05 and for changes since February 21, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
      Section 4.06.     Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All active Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.
      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
      Section 4.07.     SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered or made available (including through the SEC’s EDGAR system) to Parent (i) the Company’s annual report on Form 10-K for its fiscal year ended April 30, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended July 31, 2005, and October 31, 2005, (iii) its proxy statement relating to the Company’s 2005 annual meeting of stockholders and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 30, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).
      (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
      (c) As of its filing date (or, if amended or superseded by a filing prior to the Original Execution Date, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.07(c) will not apply to statements or omissions in the Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent or Merger Subsidiary in writing specifically for use therein.
      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable (including through incorporation by reference of other Company SEC Documents), filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
      (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.
      (f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”). Such

Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the Original Execution Date, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since May 1, 2002.
      (g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
      Section 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the condensed nature of footnote disclosure in the case of any unaudited interim financial statements).
      Section 4.09.     Disclosure Documents. The proxy statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions in the Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent or Merger Subsidiary in writing specifically for use therein.
      Section 4.10.     Absence of Certain Changes. Since the Company Balance Sheet Date and through the Original Execution Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) any adoption of or proposal to adopt any change to the Company’s articles of organization or bylaws;

(c) any reclassification, recapitalization, stock split, split-up or combination, exchange or readjustment with respect to any shares of capital stock of the Company;

(d) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its non-wholly owned Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its non-wholly owned Subsidiaries;

(e) any amendment of any material term of any outstanding Company Security or any security of its Subsidiaries;

(f) any merger or consolidation involving the Company or any of its Subsidiaries, or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(g) any sale, lease, license or other disposition of any material Subsidiary or any assets, securities or property material to the Company and its Subsidiaries, on a consolidated basis, by the Company or any of its Subsidiaries, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

(h) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money;

(i) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset;

(j) any making of any loan, advance or capital contribution in excess of $100,000 to or investment in any Person, other than (i) advances or investments in wholly owned Subsidiaries, and (ii) advances or loans to vendors made in the ordinary course of business consistent with past practice;

(k) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(l) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries that would be required to be identified as a material contract in a report by the Company on Form 8-K, Form 10-Q or Form 10-K under the 1934 Act;

(m) any material recall, field notification or field correction with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries;

(n) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(o) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer of the Company or any of its Subsidiaries or any Company Senior Employee, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries or any Company Senior Employee, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its Subsidiaries or any Company Senior Employee;

(p) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(q) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

      Section 4.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto,

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and

(c) liabilities or obligations incurred in connection with the execution of this Agreement.
      Section 4.12.     Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries is in violation of or has violated any Applicable Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, or has been threatened to be charged with or given notice of, any violation of any Applicable Law, where a violation thereof would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      Section 4.13.     Litigation; Investigations. There is no action, suit or proceeding pending (or investigation of which the Company is aware) against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There have not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
      Section 4.14.     Agreements, Contracts and Commitments. (a) For purposes of this Agreement, the term “Company Material Contracts” shall mean any contract, agreement, lease, license, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other instrument, obligation or commitment to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

(i) has a remaining term of more than one year from the Original Execution Date and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $100,000 per year;

(ii) involves the payment or receipt of money in excess of $100,000 in any year, other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice;

(iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other Person, engage in any line of business or compete with any Person or operate at any location;

(iv) was made with any director or officer of the Company or any Company Senior Employee, or any service, operating or management agreement or arrangement with respect to any of the Company’s assets or properties (whether leased or owned), other than those that are terminable by the Company on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

(v) is a dealer, distributor, joint marketing or development agreement under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(vi) includes indemnification, guaranty or warranty provisions other than those contained in contracts entered into in the ordinary course of the Company’s business;

(vii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(viii) is a settlement agreement under which the Company has ongoing obligations; or

(ix) is a Company Real Property Lease.
      (b) All of the Company Material Contracts that are required to be described in the Company SEC Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).
      (c) Section 4.14 of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent with respect to, all Company Material Contracts in effect as of the Original Execution Date other than the Company Material Contracts that are listed as an exhibit to the Company 10-K, a subsequent quarterly report on Form 10-Q or a subsequent current report on Form 8-K.
      (d) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Material Contracts and, to the Knowledge of the Company, no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 4.15.     Finders’ Fees. Except for RBC Capital Markets Corporation, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
      Section 4.16.     Opinion of Financial Advisor. The Company has received the written opinion of RBC Capital Markets Corporation, financial advisor to the Company for the purpose of providing such an opinion in connection with a business combination between the Company and Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was, as of such date, fair to the Company’s stockholders from a financial point of view. A copy of such opinion has been provided to Parent for informational purposes only.
      Section 4.17.     Interested Party Transactions. (a) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of the Company and (b) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would, in the case of either clause (a) or this clause (b), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      Section 4.18.     Intellectual Property. (a) For purposes of this Agreement, the term “Company Registered Intellectual Property” means all Registered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.
      (b) Schedule 4.18(b) sets forth as of the Original Execution Date a true, complete and correct list of all Company Registered Intellectual Property. All of the Company Registered Intellectual Property is owned solely by the Company or exclusively licensed to the Company (as indicated on Schedule 4.18(b)) and no Registered Intellectual Property that ever was Company Registered Intellectual Property has been disposed of by the Company in the two years preceding the Original Execution Date.
      (c) The material Company Registered Intellectual Property is subsisting and has not expired or been cancelled, or abandoned.
      (d) There is no pending or, to the Company’s Knowledge, threatened, and at no time within the three years prior to the Original Execution Date has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any Third Party or challenging the ownership, validity, enforceability or registrability of any material Intellectual Property owned by the Company.
      (e) The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s rights to use any Intellectual Property owned by and material to the business of the Company as currently conducted, (ii) restrict the conduct of the business of the Company as currently conducted in order to accommodate any Third Party’s Intellectual Property rights, or (iii) permit Third Parties to use any Intellectual Property owned by and material to the business of the Company as currently conducted.
      (f) To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any Third Party.
      (g) The Company has taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company that is material to the business of the Company as currently conducted.
      (h) To the Company’s Knowledge, no Third Party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company that is material to the business of the Company as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any Third Party by the Company which remain unresolved.
      (i) The Company has not disclosed to any Third Party any material confidential source code for any product currently being marketed, sold, licensed or developed by the Company (each such product, a “Company Proprietary Product”) except for the third party source code escrow arrangements indicated on Schedule 4.18(i), nor is the Company obligated to make the source code for such Company Proprietary Product generally available pursuant to the terms of any open source license (including, but not limited to, the GNU General Public License).
      (j) The Company does not have any obligation to pay any Third Party any royalties or other fees in excess of $500,000 in the aggregate in calendar year 2005 or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

      (k) The Company is not in violation of any material license, sublicense, agreement or instrument to which the Company is party or otherwise bound under which the Company derives rights to Intellectual Property that is material to the Company’s business as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company as currently conducted, nor, to the Company’s Knowledge, require the consent of any Governmental Authority or Third Party with respect to any such material Intellectual Property.
      (l) To the Knowledge of the Company, the Company is not a party to any agreement under which a Third Party would be entitled to receive or expand a license or any other right to any Intellectual Property of Parent or any of Parent’s Affiliates (excluding, for this purpose, the Company) as a result of the consummation of the transactions contemplated by this Agreement.
      Section 4.19.     Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (after giving effect to applicable extensions or waivers) in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
      (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
      (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
      (d) There is no action, suit or proceeding pending (or investigation of which the Company is aware) against or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
      (e) During the five-year period ending on the Original Execution Date, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
      (f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
      (g) Schedule 4.19(g) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.
      (h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person (other than the group of which the Company is the parent), and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).
      Section 4.20.     Properties and Assets. (a) The Company has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens.
      (b) Section 4.20 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. All material real property leases, licenses or other occupancy agreements to which the Company is a party (collectively, the “Company Real Property Leases”) are either filed as exhibits to the Company SEC Reports or complete copies thereof have been delivered to or made available to Parent. Section 4.20 of the Company Disclosure Schedule lists all Company Real Property Leases other than the Company Real Property Leases that are listed as an exhibit to the Company 10-K or a subsequent quarterly report on Form 10-Q.
      (c) (i) All Company Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies), (ii) there is no existing default by the Company under any of the Company Real Property Leases, except such defaults as have been waived in writing, (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases, and (iv) to the Company’s Knowledge, there are no defaults of any obligations of any party other than the Company under any Company Real Property Lease, except in the cases of clauses (i) through (iv) for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
      Section 4.21.     Employee Benefit Plans. (a) Schedule 4.21 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

      (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
      (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code may rely on an opinion letter issued by the Internal Revenue Service for a prototype plan or has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to bonus, severance or other pay or accelerate the time of payment or vesting of any benefit or trigger any funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.
      (f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
      (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
      (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.
      (i) To the Knowledge of the Company, there is no action, suit, investigation, audit or proceeding pending against, threatened against or involving any Employee Plan before any Governmental Authority.
      (j) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the Original Execution Date. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the Original Execution Date), as of February 21, 2006, the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.
      Section 4.22.     Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, claim, suit, or proceeding is pending (nor is there any investigation of which the Company is aware) or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.
      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in the past five years of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the Original Execution Date.
      (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has, within the past five years, owned, leased or operated any real property in New Jersey or Connecticut.
      (d) For purposes of this Section 4.22, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
      Section 4.23.     Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Massachusetts General Laws Chapter 110D. Neither Massachusetts General Laws Chapters 110D or 110F nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions; provided, however, that, for purposes hereof, Parent and Merger Subsidiary hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
ARTICLE 5
Representations and Warranties of Parent and Merger Subsidiary
      Subject to Section 11.05, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:
      Section 5.01.     Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore delivered or made available (including through the SEC’s EDGAR system) to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

      Section 5.02.     Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary. No vote of the holders of Parent’s capital stock is necessary in connection with the consummation of the Merger.
      Section 5.03.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger and the filing of articles of merger with respect to the Merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
      Section 5.04.     Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
      Section 5.05.     Current Assets. The unaudited consolidated interim balance sheet of Parent as of March 31, 2006, included in Parent’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2006, fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the current assets of Parent and its consolidated Subsidiaries as of the date thereof (subject to normal year-end adjustments).
      Section 5.06.     Disclosure Documents. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
      Section 5.07.     Finders’ Fees. Except for Credit Suisse First Boston LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

      Section 5.08.     Ownership of Merger Subsidiary; No Prior Activities. Merger Subsidiary is a direct wholly-owned subsidiary of Parent. Merger Subsidiary has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.
      Section 5.09.     No Stockholder Vote Required. No vote of the stockholders of Parent is necessary to approve this Agreement and the transactions contemplated hereby, including, without limitation, the assumption of the Company Stock Options as contemplated hereby.
      Section 5.10.     Absence Of Certain Changes. Since June 30, 2005, there has not been any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent’s ability to consummate the Merger.
      Section 5.11.     Financing. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Merger Consideration for all outstanding shares of Company Common Stock and to satisfy its obligations under Section 7.03.
ARTICLE 6
Covenants of the Company
      The Company agrees that:
      Section 6.01.     Conduct of the Company. From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the Original Execution Date until the Effective Time or the earlier termination of this Agreement, except as expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) enter into any contract, agreement, lease, license, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other instrument, obligation or commitment of the type referred to in Section 4.14(a), Section 4.18(j) or Section 4.18(l);

(b) adopt or propose to adopt any change to the Company’s articles of organization or bylaws;

(c) reclassify, recapitalize, split, combine, exchange or readjust any shares of capital stock of the Company;

(d) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(e) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or any of its Subsidiaries, except in each case (i) for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options outstanding as of the Original Execution Date in accordance with their terms, (ii) for the issuance of shares of Company Common Stock or rights to purchase Company Common Stock under the Company ESPP and (iii) the grant of Company Stock Options to employees and directors of the Company or its Subsidiaries in the ordinary course of business consistent with past practice in an amount not to exceed (x) an aggregate of 30,000 shares of Company Common Stock prior to June 1, 2006, and (y) an aggregate of 55,000 shares of Company Common Stock thereafter (inclusive of the

30,000 shares of Company Common Stock referred to in clause (x)); provided that (A) such Company Stock Options shall have an exercise price per share not less than the fair market value of Company Common Stock on the date of grant and (B) such Company Stock Options shall not be subject to accelerated vesting under any agreement or plan as a result of the consummation of the transactions contemplated by this Agreement or as a result of termination of employment;

(f) amend any material term of any outstanding security of the Company or any of its Subsidiaries;

(g) (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, executive officer or employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice in connection with actual termination of any such individual in accordance with plans or policies listed on Schedule 4.21 or as otherwise disclosed on Schedule 4.21, (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or employee of the Company or any of its Subsidiaries (other than at-will offer letters with no severance or change of control provisions), (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, executive officer or employee of the Company or any of its Subsidiaries, (v) increase the compensation, bonus or other benefits payable to any director or executive officer of the Company or any of its Subsidiaries except for annual bonuses of up to $1,000,000 in the aggregate payable to executive officers of the Company and except for up to an aggregate of $180,000 of accrued compensation payable to non-employee directors or (vi) increase the compensation, bonus or other benefits payable to employees of the Company or any of its Subsidiaries that in an aggregate amount for all such employees that if annualized would exceed $2,500,000 (including, for this purpose, the annual bonus payments described in clause (v)), except that the Company may increase the compensation and other benefits (and otherwise grant ordinary course raises) to non-executive employees in the ordinary course consistent with past practice;

(h) enter into any plan or agreement of merger or consolidation involving the Company or any of its Subsidiaries, or involving any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;

(i) sell or otherwise dispose of any material subsidiary or sell, lease, license or otherwise dispose of any assets, securities or property in each case material to the Company and its Subsidiaries, on a consolidated basis, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

(j) incur, assume or guarantee any material indebtedness for borrowed money;

(k) create or otherwise incur any Lien on any asset of the Company or any of its Subsidiaries;

(l) make any loan, advance or capital contribution in excess of $1,000,000 to or investment in any Person;

(m) change any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; or

(n) authorize, agree or commit to do any of the foregoing.

      Section 6.02.     Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare the Proxy Statement and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.03(b), use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all material legal requirements applicable to such meeting.
      Section 6.03.     No Solicitation; Other Offers. (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action that could reasonably be expected to facilitate, or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal, except to notify such Third Party as to the existence of these provisions, (iii) fail to make when required, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any Third Party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (except for confidentiality agreements under circumstances permitted by Section 6.03(b)).
      (b) Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party (or with the representatives of any Third Party) that, subject to the Company’s compliance with Section 6.03(a)(i), has made a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of September 23, 2005 between the Company and Parent (the “Confidentiality Agreement”); provided, however, that such confidentiality agreement shall not be required to, and shall not, contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 6.03 (a copy of which confidentiality agreement shall be provided for informational purposes only to Parent), (iii) following a determination by the Board of Directors of the Company that such Acquisition Proposal is a Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company (which may be its current outside legal counsel, Sullivan & Worcester LLP), that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the Company’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company (which may be its current outside legal counsel, Sullivan & Worcester LLP), that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
      (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) or the last sentence of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the

Company shall notify Parent promptly (but in no event later than 24 hours) after an executive officer or director of the Company first obtains Knowledge of the receipt by the Company (or any of its advisors) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries from any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the Original Execution Date with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.
      “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (with the references to “20% or more” contained therein being replaced with “75% or more”) on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of the Company’s financial advisor (which may be RBC Capital Markets Corporation) and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s stockholders than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.
      Section 6.04.     Access to Information. From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation; provided, however, that the Company shall not be required to provide to Parent or its representatives any of the information specified in Section 6.04 of the Company Disclosure Schedule (or access thereto) until the condition set forth in Section 9.01(c) has been satisfied or waived. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Neither the Company nor any of its Subsidiaries shall be obligated to provide access to, or to disclose, any information to Parent if the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, however, that the parties will at Parent’s request use reasonable efforts to enter into a joint defense or similar agreement that permits access to such information by Parent while preserving the attorney-client privilege of the Company and its Subsidiaries.
      Section 6.05.     Tax Matters. (a) From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.
      (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.
ARTICLE 7
Covenants of Parent
      Parent agrees that:
      Section 7.01.     Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
      Section 7.02.     Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.
      Section 7.03.     Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Massachusetts Law or any other Applicable Law or provided under the Company’s articles of organization and bylaws in effect on the Original Execution Date; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the Original Execution Date; provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the Original Execution Date.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of organization or bylaws of the Company or any of its Subsidiaries, or under Massachusetts Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(e) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 7.03, so long as such indemnified party undertakes in writing to reimburse the Surviving Corporation for such costs and expenses if it is finally determined by a court of competent jurisdiction that such indemnified party was not entitled to be indemnified hereunder.

(f) Parent guarantees as primary obligor, and not as surety, the full and punctual performance of the Surviving Corporation’s indemnification obligations under this Section 7.03.

      Section 7.04.     Employee Benefits Plans. (a) For one year after the Effective Time, Parent will cause the employees of the Company and its Subsidiaries who continue employment with Parent after the Effective Time (the “Continuing Employees”) to have benefits (excluding equity compensation) that are substantially similar or more advantageous, in the aggregate, to the benefits provided by Parent or its subsidiaries to employees of Parent or its subsidiaries (and their eligible dependants) serving in comparable positions. Each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under Parent’s plans for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time. Subject to any third party insurer’s consent, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s Plans) and will provide credit for any co-payments and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.
      (b) The Company shall terminate its Employee Stock Purchase Plan (the “Company ESPP”) prior to the Effective Time and shall either (i) amend the Company ESPP to cause the exercise of each outstanding purchase right under the Company ESPP no less than five Business Days prior to the Effective Time, with no further purchase period or offering period to commence under the Company ESPP following such date or (ii) cause all unused payroll deductions as of the date of such termination to be returned to participants in accordance with the terms of the Company ESPP. The Company employees who meet the eligibility requirements for participation in Parent’s Employee Stock Purchase Plan (“Parent ESPP”) shall be eligible to participate in the Parent ESPP starting with the first offering period of the Parent ESPP that begins after the Effective Time.
ARTICLE 8
Covenants of Parent and the Company
      The parties hereto agree that:
      Section 8.01.     Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defending any lawsuits or other proceedings challenging this Agreement and (iv) satisfying the conditions to closing set forth under Article 9 hereof. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

      (b) In furtherance and not in limitation of the foregoing, and subject to the terms hereof, each of Parent and the Company agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the Original Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
      (c) Notwithstanding anything to the contrary herein, nothing in this Section 8.01 shall require either Parent or any of its Subsidiaries to: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority, except in the case of clauses (i) through (iv) as would not, individually or in the aggregate, have an impact that is both material in comparison to, and adverse to, the benefits that would be reasonably expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.
      Section 8.02.     Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
      (b) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Company shall file with the SEC the Proxy Statement. Parent and the Company shall use their reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. Each of Parent and the Company will respond to any comments of the SEC as promptly as practicable after receipt thereof. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Proxy Statement is cleared by the SEC. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC. Each of Parent and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 8.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 8.02(c), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
      (c) Parent and the Company shall make all necessary filings with respect to the Merger under the 1933 Act, the 1934 Act, applicable state blue sky laws and the rules and regulations thereunder.

      Section 8.03.     Public Announcements. Parent and the Company shall consult with each other, and shall mutually agree, before issuing any press release, before making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and agreement.
      Section 8.04.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
      Section 8.05.     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims or proceedings commenced with a Governmental Authority or arbitrator (or investigations commenced of which the Company is aware) or, to the Knowledge of the Company, threatened against or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the Original Execution Date, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.19, 4.21 or 4.22, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the condition set forth in Section 9.02(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
      Section 8.06.     Certain Section 16 Matters. On or after the Original Execution Date and prior to the Effective Time, each of Parent and the Company shall take actions consistent with all current applicable interpretation and guidance of the SEC to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt from the short-swing profit liability rules of Section 16(b) of the 1934 Act pursuant to Rule 16b-3 promulgated thereunder.

ARTICLE 9
Conditions to the Merger
      Section 9.01.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Massachusetts Law;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.
      Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (A) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects (other than representations and warranties made as of a specified date or for a specified period, which shall be true and correct as of such specified date or for such specified period) and (B) that are qualified by materiality or Material Adverse Effect shall, disregarding all such qualifications and exceptions, be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date or for a specified period, which shall be true and correct as of such specified date or for such specified period), with only such exceptions as have not had and would not reasonably be expected to have over a commercially reasonable period of time (which period of time shall not be less than one year), individually or in the aggregate, a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b) there shall not have been instituted and be pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole; and

(c) there shall not have occurred or otherwise arisen before and be continuing as of the Effective Time any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

      Section 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement (A) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date) and (B) that are qualified by materiality or Material Adverse Effect shall, disregarding all such qualifications and exceptions, be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), with only such exceptions as have not had and would not reasonably be expected to have over a commercially reasonable period of time (which period of time shall not be less than one year), individually or in the aggregate, a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) there shall not have occurred or otherwise arisen before and be continuing as of the Effective Time any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Merger.
ARTICLE 10
Termination
      Section 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 28, 2006 (as such date may be extended pursuant to clause (A) of this Section 10.01(b)(i), the “End Date”); provided that (A) (x) if the SEC delivers comments on the Proxy Statement, either the Company or Parent may extend the End Date by up to 75 days after the date on which the SEC’s comments on the Proxy Statement have been resolved and (y) if on the End Date any of the conditions set forth in Section 9.01(b) (by virtue of any Applicable Law relating to antitrust or competition matters) or Section 9.02(b) (by virtue of an action or proceeding relating to antitrust or competition matters) has not been satisfied or waived but in each case all other conditions to the Closing have been satisfied or waived or could be satisfied on the date of such termination, then the Company may extend the End Date by up to 75 days; provided, however, that in no event shall the End Date be extended to later than November 22, 2006, and (B) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement applicable to it has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c) by Parent, if:

(i) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred;

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iv) the Company shall have willfully and materially breached its obligations under Sections 6.02 and 6.03; or

(d) by the Company, if:

(i) at any time prior to receiving the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided further that (A) the Company shall have provided Parent with written notice of its intent to terminate this Agreement pursuant to this Section 10.01(d)(i) at least three Business Days in advance of such termination, which written notice shall include the most current version of such agreement and a reasonably detailed summary of any other material terms and conditions relating thereto and (B) Parent does not make, within three Business Days of receipt of such written notice, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors (which may be RBC Capital Markets Corporation) and taking into account all the terms and conditions of such offer (including any break-up fees, expense reimbursement provisions and conditions to consummation), would, if consummated, result in a transaction at least as favorable to the Company’s stockholders as the transaction set forth in the Company’s written notice delivered pursuant to clause (A) above, it being understood that the Company shall not enter into any such binding, definitive agreement during such three Business Day period. The Company agrees to notify Parent promptly if its intention to enter into any such agreement referred to in Section 10.01(d)(i)(A) shall change at any time after giving such notification; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.
      Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 (and the Confidentiality Agreement, subject to the terms thereof) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
Miscellaneous
      Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:

KLA-Tencor Corporation 160 Rio Robles San Jose, California 95134 Attention: General Counsel Facsimile No.: (408) 875-2002
      with a copy to:

Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 Attention: William M. Kelly, Esq. William H. Aaronson, Esq. Facsimile No.: (650) 752-2111
       if to the Company, to:

ADE Corporation 80 Wilson Way Westwood, Massachusetts 02090 Attention: Chief Financial Officer Facsimile No.: (781) 467-0500
      with a copy to:

Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 Attention: William A. Levine, Esq. Facsimile No.: (617) 338-2880
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
      Section 11.02.     Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
      Section 11.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Common Stock.
      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

      Section 11.04.     Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (X) or clause (Y) of the definition thereof, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (Z) of the definition thereof, within two Business Days following such Payment Event, a fee of $15,000,000.
      “Payment Event” means (X) the termination of this Agreement by Parent pursuant to Section 10.01(c)(i), 10.01(c)(ii) or 10.01(c)(iv), (Y) the termination of this Agreement by the Company pursuant to Section 10.01(d)(i) or (Z) the termination of this Agreement pursuant to Section 10.01(b)(i) or 10.01(b)(iii); but only in the case of clause (Z) of this definition if (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Common Stock; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.
      (c) The Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay any reasonable costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.
      (d) In the event (x) the Company terminates this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(d)(ii) and (y) the sole reason the Merger has not been consummated by the End Date is that one of the conditions set forth in Section 9.01(b) or Section 9.03 has not been satisfied, Parent shall reimburse the Company promptly after such termination up to the amount of the applicable Reimbursement Cap for all reasonable, documented, out-of-pocket expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the Original Agreement, and preparation, filing and mailing of the Proxy Statement. If Parent fails promptly to pay any amount due to the Company pursuant to this Section 11.04(d), it shall also pay any reasonable costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a final, non-appealable judgment against Parent for such amount. “Reimbursement Cap” means (i) $1,200,000, in the case of a termination under clause (x) above that occurs on or prior to July 13, 2006, (ii) $1,600,000, in the case of a termination under clause (x) above that occurs between July 14, 2006, and August 28, 2006, inclusive and (iii) $2,000,000, in the case of a termination under clause (x) above that occurs after August 28, 2006.
      Section 11.05.     Disclosure Schedule References; Original Execution Date Representations and Warranties. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are contained in (i) the corresponding Section of this Agreement and (ii) each other Section of this Agreement with respect to which it is reasonably clear from a reading of the exception or disclosure that such exception or disclosure is applicable to the representations and warranties contained in such other Section.
      (b) The parties agree that the representations and warranties set forth in Section 4.05 through Section 4.14, and Section 4.17 through Section 4.22, are made as of the Original Execution Date (not the date of this Agreement); provided that the foregoing does not mean such representations and warranties are “made as of a specified date” for purposes of Section 9.02(a).

      Section 11.06.     Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.
      Section 11.07.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
      Section 11.08.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
      Section 11.09.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 11.10.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
      Section 11.11.     Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
      Section 11.12.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 11.13.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KLA-TENCOR CORPORATION

By:	/s/ Richard P. Wallace

Name: Richard P. Wallace

Title:	Chief Executive Officer

ADE CORPORATION

By:	/s/ Brian C. James

Name: Brian C. James

Title:	Executive Vice President, Treasurer and Chief Financial Officer

SOUTH ACQUISITION CORPORATION

By:	/s/ Jeffrey L. Hall

Name: Jeffrey L. Hall

Title:	President

      Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Merger Agreement have been omitted from this Annex A:
Company Disclosure Schedule
Schedule 4.01 – Corporate Existence and Power
Schedule 4.04 – Non-Contravention
Schedule 4.05 – Capitalization
Schedule 4.06 – Subsidiaries
Schedule 4.10 – Absence of Certain Changes
Schedule 4.13 – Litigation; Investigations
Schedule 4.14 – Agreements; Contracts and Commitments
Schedule 4.17 – Interested Party Transactions
Schedule 4.18 – Intellectual Property
Schedule 4.19 – Taxes
Schedule 4.20 – Properties and Assets
Schedule 4.21 – Employee Benefit Plans
Schedule 4.22 – Environmental Matters
Schedule 6.04 – Access to Information
Schedule of Company Senior Employees
      Schedules referenced in the Merger Agreement that are not listed above contain no information and have accordingly been omitted from the above list.
Exhibits

Exhibit A –	Form of Voting Agreement (incorporated by reference to KLA-Tencor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2006)

ANNEX B
May 25, 2006
The Board of Directors
ADE Corporation
80 Wilson Way
Westwood, MA 02090
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of ADE Corporation, a Massachusetts corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Amended and Restated Agreement and Plan of Merger (the “Agreement”), by and among KLA-Tencor Corporation, a Delaware corporation (“Parent”), South Acquisition Corporation (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Parent, and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.
      The Agreement provides, among other things, for the merger of Merger Subsidiary with and into the Company (the “Merger”), pursuant to which each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.50 in cash, without interest. Company Stock Options (other than those held by non-employee directors or former directors, which shall be canceled for cash) shall be converted into options to purchase shares of Parent Common Stock based on the Option Exchange Ratio. The terms and conditions of the Merger are set forth more fully in the Agreement.
      RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.
      We have been engaged to render a fairness opinion to the Company in connection with the Merger and will be entitled to receive a fee upon delivery thereof, without regard to whether our opinion is accepted or the Merger is consummated, and we will receive a further fee for our services if the Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of the Company and Parent and receive customary compensation, and may also actively trade securities of the Company and/or Parent for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.
      For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement dated May 25, 2006 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (iv) we reviewed historical financial information relating to the Company and First Call and Thomson One Analytics consensus estimates regarding the potential future performance of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.
      In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared selected market valuation metrics of the Company and other comparable publicly-traded companies with the financial metrics implied by the Merger Consideration; (ii) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; and (iii) we reviewed the premiums paid on selected precedent transactions versus the premiums implied by the Merger Consideration. For the purposes of the analysis referred to in (iii) above, we took into consideration both (1) the trading prices of Company Common Stock for periods we considered relevant prior to, and ending on, February 22, 2006, which was the last trading day immediately preceding the public announcement of the previously proposed merger of a wholly-owned subsidiary of Parent with and into the Company (the “Previously Proposed Merger”), and (2) the trading prices of Company Common Stock for periods we considered relevant prior to, and ending on, the last trading day prior to finalizing our presentation to the Company’s Board of Directors with respect to our conclusions on the fairness of the Merger Consideration to the Company’s stockholders from a financial point of view.
      Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.
      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. For all forward looking projections we have relied on First Call and Thomson One Analytics consensus estimates and have assumed they correspond to the best judgments of the management of the Company.
      In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company.
      We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.
      Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information with which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.
      The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with the Merger. We express no opinion and make no recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of the Company. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the proposed Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel (which acceptance will not be unreasonably withheld, delayed or conditioned). RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.
      Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.
      Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Company’s stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any voting or employment agreement.
      We previously delivered to the Board of Directors of the Company our opinion dated February 21, 2006 (the “Prior Opinion”) with respect to the fairness, from a financial point of view, to the stockholders of the Company of the consideration proposed to be paid in the Previously Proposed Merger. Upon delivery of the Prior Opinion, we became entitled to receive, and we subsequently received, a fee without regard to whether the Prior Opinion was accepted or the Previously Proposed Merger was consummated. Upon the execution and delivery of the Agreement by the parties thereto, the Prior Opinion shall automatically be deemed superseded and withdrawn for all purposes but without prejudice to our right to retain the fee paid to us in connection with the delivery thereof and all other fees, expense reimbursements, indemnifications and other payments due to us at any time under our engagement by the Company.
      Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.
Very truly yours,
/s/ RBC CAPITAL MARKETS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
ADE CORPORATION
SPECIAL MEETING OF STOCKHOLDERS
July 13, 2006
     The undersigned hereby appoints Landon T. Clay and Chris L. Koliopoulos, or either of them, as proxies to represent and vote on behalf of the undersigned, with full power of substitution, at the Special Meeting of Stockholders of ADE Corporation, to be held on July 13, 2006 at 10:00 A.M., Eastern time, at ADE Corporation’s corporate headquarters, 80 Wilson Way, Westwood, Massachusetts, and at any adjournments or postponements thereof.
     THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE HEREOF.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

SPECIAL MEETING OF STOCKHOLDERS OF
ADE CORPORATION
July 13, 2006
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To approve the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 2006, among KLA-Tencor Corporation, ADE Corporation and South Acquisition Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To permit ADE’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve proposal 1 above.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To act upon such other matters as may properly come before the special meeting.
THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” EACH PROPOSAL.

Signature of Stockholder:

Date:

Signature of Stockholder:

Date:

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.